REVOLVING CREDIT AGREEMENT

dated effective as of September 1, 2016, between

WEIS MARKETS, INC., DUTCH VALLEY FOOD COMPANY, LLC, WEIS TRANSPORTATION, LLC AND WMK FINANCING, INC.,

as Co-Borrowers

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

TABLE OF CONTENTS

Article 1 DEFINITIONS	1
1.1.Defined Terms	1
1.2.Calculations and Financial Data	12
Article 2 THE LOAN	13
2.1.The Loan and the Note	13
2.2.Borrowings	13
2.3.Interest	18
2.4.Repayments and Prepayments	18
2.5.Origination and Unused Fees	19
2.6.Additional Provisions Respecting Rates and Costs	20
2.7.Taxes	21
Article 3 CONDITIONS OF FUNDING	22
3.1.Conditions to Funding	22
3.2.Conditions to Each Loan	24
3.3.Methods of Satisfying Certain Conditions	24
Article 4 REPRESENTATIONS AND WARRANTIES	25
4.1.Representations of Borrowers	25
Article 5 FINANCIAL REPORTS AND INFORMATION	31
5.1.Financial Data	31
5.2.Ongoing Reporting Requirements	32
5.3.Disclosure	33
Article 6 FINANCIAL COVENANTS	34
6.1.Minimum EBITDA	34
Article 7 GENERAL AFFIRMATIVE COVENANTS	34
7.1.Existence	34
7.2.Legal Requirements; Maintenance of Properties	34
7.3.Payment of Taxes and Claims	35
7.4.Insurance	35
7.5.Inspection	35
7.6.Exchange of Note	35
7.7.Consistent Action	36
7.8.Use of Loan Proceeds	36
7.9.Subsidiaries to be Wholly-Owned	36
7.10.Maintenance of Certain Contracts and Other Rights	36
7.11.Conduct of Business	36
7.12.Further Assurances	36
Article 8 GENERAL NEGATIVE COVENANTS	37
8.1.Indebtedness	37
8.2.Liens	37

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8.3.Investments and Acquisitions	39
8.4.Transactions with Affiliates	40
8.5.Sales or Other Dispositions of Assets, Etc.	40
8.6.Management; Control	41
8.7.Compliance with Federal Reserve Regulations	41
8.8.Limitations on Restrictive Covenants	41
8.9.Environmental Matters	41
8.10.ERISA	42
8.11.Sale and Leaseback	43
8.12.Limitations on Changes in Lines of Business	43
Article 9 EVENTS OF DEFAULT	43
9.1.Events of Default	43
9.2.Acceleration; Remedies	45
Article 10 MISCELLANEOUS	46
10.1.Notices	46
10.2.Duration; Survival	47
10.3.No Implied Waiver	48
10.4.Entire Agreement and Amendments	48
10.5.Successors and Assigns	48
10.6.Descriptive Headings	49
10.7.Governing Law	49
10.8.Holidays	49
10.9.Counterparts	49
10.10.Maximum Lawful Interest Rate	49
10.11.Set-off	50
10.12.Severability	50
10.13.Non-Merger of Remedies	50
10.14.Payment and Reimbursement of Costs and Expenses; Indemnification	50
10.15.Reserved	52
10.16.Consent to Jurisdiction, Service and Venue; Waiver of Jury Trial	52
10.17.Foreign Assets Control Regulations, Etc	53
10.18.Terrorism Sanctions Regulations	55
10.19.Joint and Several Liability	55

REVOLVING CREDIT AGREEMENT

REVOLVING CREDIT AGREEMENT dated effective as of September 1, 2016, among WEIS MARKETS, INC., a Pennsylvania corporation, DUTCH VALLEY FOOD COMPANY, LLC, a Pennsylvania limited liability company, WEIS TRANSPORTATION, LLC, a Pennsylvania limited liability company and WMK FINANCING, INC., a Delaware corporation (individually and collectively the "Borrowers" and each a "Borrower"), and WELLS FARGO, NATIONAL ASSOCIATION (the "Lender").

Background of Agreement

The Borrowers are engaged in the business of operating retail grocery markets.

The Borrowers have requested, and the Lender is willing to provide, a revolving credit facility (the "Line of Credit") in an aggregate principal amount not to exceed One Hundred Million Dollars ($100,000,000.00), with an additional discretionary availability of Fifty Million Dollars ($50,000,000.00), subject in all events to the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1 DEFINITIONS
1.1. Defined Terms.

Unless the context otherwise requires, as used in this Agreement, the following terms shall have the meanings specified in this Section.  Further, unless the context otherwise requires, references to the plural include the singular, references to the singular include the plural, and all gender references are interchangeable and deemed to refer to the appropriate gender.

Accordion Amount:  shall have the meaning specified in Section 2.2.2(a)(iv).

Accumulated Funding Deficiency:  any accumulated funding deficiency as defined in Section 412(a) of the Code and Section 302(a) of ERISA and any successor sections thereto.

Acquisition:  any transaction or series of transactions by means of which (a) a Person (the "Acquiror") acquires any going business or all or substantially all the assets of any other Person or division thereof whether through purchase of assets or stock, merger or otherwise or (b) any Person becomes a Subsidiary of the Acquiror.

Affiliate:  with reference to any Person, any director or officer of such Person, any other entity of which such Person is a general partner, director, officer or employee, and any other individual or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, direct or indirect, of the power to direct or

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cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided, however, that, in any event, any Person that owns directly or indirectly capital securities having 20% or more of the ordinary voting power for the election of the directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests in any other Person (other than as a limited partner of such Person) will be deemed to control such corporation or other Person.

Agreement:  this Revolving Credit Agreement, as the same may be amended, modified or supplemented from time to time.

Anti-Corruption Laws:  shall have the meaning specified in Section 10.17.

Anti-Money Laundering Laws:  shall have the meaning specified in Section 10.17.

Applicable Margin:  the meaning specified in Subsection 2.3.3.

Asbestos-Containing Material:  any material containing more than 1% asbestos by weight.

Bank Tax:  any Tax based on or measured by net income, any franchise Tax and any doing business Tax (including any gross receipts Tax in the nature of a doing business Tax), or any tax measured by any similar standard, imposed upon the Lender by any jurisdiction (or any political subdivision thereof) in which the Lender is located and/or doing business.

Base Rate:  shall mean, for any day, the higher of (a) the rate of interest publicly announced by the Lender from time to time at its principal office as its prime commercial lending rate (which rate is not necessarily the lowest rate charged by the Lender to its borrowers) or (b) the Federal Funds Rate, plus one-half of one percent (0.50%).  Notwithstanding anything in this Agreement to the contrary, if the Base Rate determined as provided above would be less than zero percent (0.00%) then the Base Rate shall be deemed to be zero percent (0.00%).

Blocked Person:  shall have the meaning specified in Section 10.17.

Borrowers and Borrower:  the respective meanings specified in the preamble to this Agreement.

Business Day:  a day other than a Saturday, Sunday or day on which commercial banks are required or permitted to close in Harrisburg, Pennsylvania.

CAA:  the Clean Air Act (42 U.S.C.A. §§ 7401 to 7642), as amended from time to time, and all rules, regulations and guidance issued, promulgated or adopted in connection therewith.

Capital Expenditures:  expenditures to acquire or construct fixed or capital assets (within the meaning of GAAP), including, but not limited to, the purchase, construction or rehabilitation of equipment or other physical assets (including renewals, improvements, replacements and incurrence of Capital Lease Obligations, but excluding Acquisitions).

Capital Lease:  a lease with respect to which the lessee has recognized or is required to recognize as a capital lease on the balance sheet of such lessee or otherwise disclose in a note to such balance sheet in accordance with GAAP.

Capital Lease Obligation:  with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would in accordance with GAAP appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

CERCLA:  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.A. §§ 9601 to 9675), as amended from time to time, and all rules, regulations and guidance issued, promulgated or adopted in connection therewith.

Change of Control:  the occurrence of any of the following events:

(a) any sale, lease, exchange or other transfer (collectively, a "Transfer") (in one transaction or series of related transactions) of all or substantially of the assets of the Borrowers and their Subsidiaries; or

(b) the Controlling Shareholders cease to have the power, directly or indirectly, to vote or direct the voting of securities having more than 51% of the ordinary voting power for the election of directors of the Borrowers or of any direct or indirect holding company thereof.

CISADA:  shall mean the Comprehensive Iran Sanctions, Accountability and Divestment Act.

Closing Date:  the date on which the initial Loans are advanced pursuant to the terms of this Agreement.

COBRA:  the Consolidated Omnibus Budget Reconciliation Act of 1985 and any amendments thereto.

Code:  the Internal Revenue Code of 1986, as amended, or its predecessor or successor, as applicable, and any Treasury regulations, revenue rulings or technical information releases issued thereunder.

Commitment:  the meaning specified in Subsection 2.2.2 below.

Consolidated:  with respect to any Person and any specified Subsidiaries, the method of consolidation of financial statements of such Person and such Subsidiaries and of particular items in such financial statements in accordance with GAAP.

Controlled Entity:  shall mean (i) any of the Subsidiaries of the Borrowers and any of their or the Borrowers' respective Controlled Affiliates and (ii) if any of the Borrowers have a parent company, such parent company and its Controlled Affiliates.  As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Controlling Shareholders: Ellen W.P. Wasserman, EKTJ Management, Kathryn J. Zox, Thomas H. Platz, James A. Platz, Patricia G. Ross Weis, Jonathan H. Weis, Jennifer Weis and Colleen Ross Weis.

CWA:  the Clean Water Act (33 U.S.C.A. § 1251 to 1387), as amended from time to time, and all rules, regulations and guidance issued, promulgated or adopted in connection therewith.

Default:  any condition or event which, with notice or passage of time or both, would become an Event of Default.

Default Rate:  the meaning specified in Subsection 2.3.4.

EBITDA:  for any period, the Net Income of the Borrowers and their Subsidiaries, on a Consolidated basis, plus (to the extent otherwise deducted therefrom) Interest Expense, income tax expense, depreciation and amortization minus only gains or losses from asset sales not in the ordinary course of business, non-cash nonrecurring gain plus any non-cash non-recurring charges to the extent included in determining Net Income.

Eligible Institution:  any commercial bank, savings and loan or savings bank organized under the laws of the United States or any state or political subdivision thereof or under the laws of another country that is a member of the Organization for Economic Cooperation and Development (OECD), or any affiliate of the foregoing, in each case having combined capital and surplus in excess of One Billion Dollars ($1,000,000,000).

Employee Pension Plan:  any Plan other than a Multiemployer Plan which (a) is maintained by the Borrowers, any Subsidiary thereof or any ERISA Affiliate and (b) is subject to Part 3 of Title I of ERISA.

Environmental Laws:  any national, state or local law, ordinance or regulation (including, without limitation, CERCLA, RCRA, CWA, CAA, EPCRA and OSHA) enacted in connection with or relating to the protection or regulation of the indoor or outdoor environment or public or employee health and safety, including, without limitation, those laws, statutes, and regulations regulating the presence, Release, disposal, removal, production, storing, refining, handling, transferring, processing, generating, or transporting of Hazardous Substances, and all rules, regulations and guidance issued, promulgated or adopted in connection with such statutes by any governmental authority and any orders, decrees or judgments issued by any court of competent jurisdiction or administrative body in connection with any of the foregoing.

EPCRA:  the Emergency Planning Community Right-to-Know Act of 1986 (42 U.S.C.A. §§ 11001 to 11050) as amended from time to time, and all rules, regulations and guidance issued, promulgated or adopted in connection therewith.

ERISA:  the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the Department of Labor or PBGC.

ERISA Affiliate:  (a) any corporation included with the Borrowers or any Subsidiary thereof in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) or any trade or business (whether or not incorporated) which is under common control with the Borrowers or any  Subsidiary thereof within the meaning of Section 414(c) of the Code, and (c) any member of an affiliated service group of which the Borrowers or any Subsidiary thereof is a member within the meaning of Section 414(m) of the Code.

Event of Default:  the meaning specified in Section 9.1.

Federal Funds Rate:  for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender in a commercially reasonable manner.

Fiscal Year:  Means the fiscal year of Borrowers and their Subsidiaries ending on the last Saturday in the month of December of each year.

GAAP:  generally accepted accounting principles in the United States of America as in effect from time to time consistently applied that are applicable to the circumstances as of the date of determination, which, as applied to the Borrowers shall be consistent with those applied in the preparation of the financial statements referred to in Subsection 4.1.14.

Governmental Authority shall mean

(a) the government of
(i) the United States of America or any state or other political subdivision thereof, or
(ii) any other jurisdiction in which the Borrowers conduct all or any part of their business, or which assert jurisdiction over any properties of the Borrowers, or
(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

Governmental Official:  (a) any governmental official or employee, (b) official or employee of any government-owned or government-controlled entity or political party, or (c) any employee or official or anyone else acting in an official capacity for a Governmental Authority, a government-owned or government-controlled entity or political party.

Guaranty:  as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person, including, but not limited to, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, but not limited to, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

Hazardous Substances:  any and all pollutants, contaminants, toxic or hazardous wastes, toxic or hazardous substances, or any other substances that might pose a hazard to health, safety or the environment, the investigation, removal or remediation of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, Release, discharge, spillage, seepage, migration, or filtration of which is or shall be regulated, restricted, prohibited or penalized by any Environmental Law (including, without limitation, petroleum products, asbestos, Asbestos-Containing Materials, urea formaldehyde foam insulation and polychlorinated biphenyls and substances defined or regulated as Hazardous Substances, Pollutants or Contaminants under any Environmental Law).

HIPAA:  the Health Insurance Portability and Accountability Act of 1996 and any amendments thereto.

Indebtedness:  with respect to any Person (without duplication):

(a) all principal indebtedness of such Person for borrowed money and non-current interest and fees relating thereto;
(b) all obligations of such Person for the deferred purchase price of property or services (not payable and paid on ordinary trade terms);
(c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e) all Capital Lease Obligations of such Person;
(f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, which obligations shall be valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, can reasonably be expected to become payable;

(h) a Guaranty of such Person;

(i) all Indebtedness referred to in clauses (a) through (h) above secured by (or which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

(j) all payments required by such Person under non-compete agreements which are recorded on the balance sheet of such Person as a liability in accordance with GAAP.

Indemnitees:  the meaning specified in Section 10.14.

Interest Expense:  for any period, the amount of interest accrued on, or with respect to, Indebtedness of the Borrowers and their Subsidiaries, on a Consolidated basis, for such period, including, without limitation, imputed interest on Capital Leases and imputed or accreted interest in respect of deep discount or zero coupon obligations.

Investment:  as applied to any Person (the "Investor"), any direct or indirect purchase or other acquisition by the Investor of stock or other securities of any other Person (other than an Acquisition), or any direct or indirect loan, advance, or capital contribution by the Investor to any other Person, including all Indebtedness and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business.  The "amount" of any Investment shall mean the sum of the following (without duplication):  the amount of cash paid for or contributed to such Investment; the fair market value of any equity or other assets constituting consideration for or contributed to such Investment; and any commitment to pay, contribute, incur, or become liable for any of the foregoing.

Knowledge:  an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.  An entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, trustee, or key management-level employee of such entity (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

Lender:  the meaning specified in the preamble to this Agreement.

Lending Office:  means, with respect to the Lender, the lending office of the Lender (or of an affiliate of the Lender) designated by the Lender from time to time.

Letter of Credit Agreement:  means, with respect to each Letter of Credit to be issued by the Lender, the letter of credit application and reimbursement agreement which such Lender requires to be executed by a Borrower in connection with the issuance of such Letter of Credit.

Letter of Credit Fee:  the meaning specified in Section 2.2.2(d)(iii).

Letter of Credit Liabilities:  means, at any time, the sum of (a) the aggregate undrawn face amount of all outstanding Letters of Credit, plus (b) all unreimbursed drawings under Letters of Credit.

Letters of Credit:  has the meaning specified in Section 2.2.2.

LIBOR Rate:  means the variable rate of interest per annum determined in a commercially reasonable manner by Lender each day based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined in a commercially reasonable manner by Lender from another recognized source or interbank quotation).  Notwithstanding anything in this Agreement to the contrary, if the LIBOR Rate determined as provided above would be less than zero percent (0.00%), then the LIBOR Rate shall be deemed to be zero percent (0.00%).

Lien:  with respect to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on any property or asset of such Person, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of such Person.

Line of Credit:  the Line of Credit provided for in the preamble to this Agreement.

Loan or Loans:  an advance or advances made to the Borrowers pursuant to the terms of this Agreement.

Loan Documents:  this Agreement, the Note, and any and all agreements, documents and instruments executed, delivered or filed pursuant to this Agreement, in each case as amended, modified or supplemented from time to time pursuant to the provisions hereof and thereof.

Loan Party:  collectively, the Borrowers, their Subsidiaries, and each other party to any Loan Document as a Borrower, guarantor or grantor, from time to time (other than the Lender), if any, together with their successors and permitted assigns, if any.

London Business Day:  means any day that is a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

Material Adverse Effect:  any material adverse effect on:

(a) the business, financial condition, operations, properties or financial prospects of the Borrowers and their Subsidiaries, taken as a whole,
(b) the ability of the Borrowers taken as a whole to perform their obligations under the Loan Documents, or
(c) the binding nature, validity or enforceability of any of the Loan Documents as an obligation of the Borrowers.

Maturity Date:  September 1, 2019, or such earlier date as the Commitment shall terminate pursuant to the terms hereof.

Multiemployer Plan:  means a multiemployer pension plan as defined in Section 3(37) of ERISA to which Borrowers, any Subsidiary thereof or any ERISA Affiliate has any liability or is required to contribute.

Net Income:  means, with respect to the Borrowers and their Subsidiaries, on a Consolidated basis, their net income after taxes determined in accordance with GAAP.

Note:  the meaning specified in Section 2.1.

Obligations:  all payment and performance obligations of every kind, nature and description of the Borrowers and each other Loan Party to the Lender under, arising out of, or in connection with, this Agreement and the other Loan Documents (including, in each case, any interest, fees, indemnities and other charges that would accrue but for the filing of a bankruptcy action, whether or not such claim is allowed in such bankruptcy action), whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortuous, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, including, without limitation (and without duplication), the following:

(a) principal of, premium, if any, on and interest on the Loan and the Note; and

(b) any and all other fees, indemnities, costs, obligations and liabilities of the Borrowers or any Subsidiary and each and every other Loan Party from time to time owing to the Lender, any holder of the Note or other Indemnitee or any successors, agents, nominees or assigns of the foregoing under or in respect of this Agreement and each other Loan Document.

OFAC:  is defined in Section 10.17.

OFAC Listed Person:  shall have the meaning specified in Section 10.17.

OFAC Sanctions Program:  shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

Officer's Compliance Certificate:  a certificate in substantially the form of Exhibit D attached hereto or in such other form as the Lender and the Borrowers shall agree upon, signed by the chief financial officer or other authorized officer of the Borrowers as to: (a) the truth of representations and warranties of the Borrowers in the Loan Documents; (b) the absence of any Default or Event of Default; (c) compliance with the financial covenants set forth herein including the calculations relating thereto; and (d) such other information as is required by this Agreement.

OSHA:  the Occupational Safety and Health Act (29 U.S.C.A. §§ 651-678), as amended from time to time, and all rules, regulations and guidance issued, promulgated or adopted in connection therewith.

PBGC:  Pension Benefit Guaranty Corporation, or any governmental agency or instrumentality succeeding to the functions thereof.

Permitted Business:  Operation of retail grocery markets and related activities and other lines of business reasonably related thereto and reasonable extensions thereof.

Permitted Liens:  the meaning specified in Section 8.2.

Person:  a corporation, an association, a limited liability company, a partnership, an organization, a business, an individual, a government or political subdivision thereof, a governmental agency or other entity.

Plan:  an "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA) which is currently maintained, or to which contributions are currently being made, by the Borrowers, any Subsidiary thereof, or any ERISA Affiliate of the foregoing (or any predecessor thereof).

Projection:  the meaning specified in Section 3.1.5.

Quarterly Payment Date:  the last Business Day of each March, June, September and December.

RCRA:  the Resource Conservation and Recovery Act of 1976 (42 U.S.C.A. §§ 6901 to 6991; a/k/a the Solid Waste Disposal Act), as amended, and all rules, regulations and guidance issued, promulgated or adopted in connection therewith.

Regulatory Change:  with respect to the Lender, any change or implementation after the Closing Date in United States federal, state or foreign laws or regulations, including, without limitation, the issuance of any final regulations or guidelines, or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Lender, of or under any United States federal or state, or any foreign, laws or regulations (having the force of law) or by any court or governmental or monetary authority charged with the interpretation or administration thereof provided, however, that any change in, or the implementation of, any Bank Tax shall not constitute a Regulatory Change hereunder.

Reimbursement Obligations:  means all indebtedness, liabilities, and obligations of Borrowers or any other Loan Party to reimburse the Lender in accordance with Section 2.2.2 for any demand for payment or drawing under a Letter of Credit.

Release:  a release, spill, emission, leaking, pumping, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

Remedial Action:  actions necessary to comply with any Environmental Law with respect to (a) clean up, removal, treatment or handling Hazardous Substances in the indoor or outdoor environment; (b) prevention of Releases or threats of Releases or minimization of further Releases of Hazardous Substances so they do not migrate or endanger or threaten to endanger public or employee health or safety or welfare or the indoor or outdoor environment; or (c) performance of pre-remedial studies and investigations and post-remedial monitoring and care.

Reportable Event:  with respect to any Employee Pension Plan, an event described in Section 4043(c) of ERISA.

SEC:  the United States Securities and Exchange Commission and any successor governmental agency.

Solvent:  with respect to any Person as of the date of any determination, that on such date (a) the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Subsidiary:  with respect to any Person, (a) any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by the Borrowers, by the Borrowers and one or more of its other Subsidiaries or by one or more of the Borrowers' other Subsidiaries, (b) any partnership, joint venture, limited liability company, or other association of which more than 50% of the equity interests having the power to vote to direct or control the management of such partnership, joint venture, limited liability company, or other association is at the time owned or controlled by the Borrowers, by the Borrowers and one or more of the other Subsidiaries or by one or more of the Borrowers' other Subsidiaries or (c) any other Person that is Consolidated with the Borrowers.

Tax:  any federal, state, local or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

United States Person:  the meaning specified in Subsection 2.7.1.

USA PATRIOT Act:  shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

U.S. Economic Sanctions:  shall have the meaning specified in Section 10.17.

U.S. Dollars and $:  lawful money of the United States of America.

Unused Fee Rate:  shall mean one eighth of one percent (0.125%).

Withdrawal Liability:  any withdrawal liability as defined in Section 4201 of ERISA.

1.2. Calculations and Financial Data.

Except as otherwise provided in this Agreement, calculations under this Agreement shall be subject to the following:

1.2.1. Calculations made pursuant to this Agreement and financial data delivered hereunder and terms referred to herein shall be prepared and interpreted both as to classification of items and as to amounts in accordance with GAAP.

1.2.2. It shall be assumed that any Indebtedness constituting a Guaranty will require payments of principal in the amounts as called for in the underlying obligation which is the subject of such Guaranty subject to any express limitations set forth in such Guaranty (it being understood that neither the Borrowers nor any Subsidiary may incur any Guaranties except as specifically permitted under this Agreement).

1.2.3. If the Borrowers or any of their Subsidiaries make an Acquisition with the consent of the Lender pursuant to Section 8.3 below, for purposes of the calculations contemplated hereby, there shall be added to the net income, cash flow and other financial data of the Borrowers and their Subsidiaries, on a Consolidated basis, for the fiscal quarter in which such Acquisition occurs and for each of the preceding fiscal quarters to which the relevant financial tests apply, the net income, cash flow and other financial data of the acquired assets or entity for such period (with such pro forma adjustments as the Lender shall approve, if any, such approval not to be unreasonably withheld, conditioned or delayed).  If there occurs any disposition of any assets or entity by the Borrowers or any Subsidiary, for purposes of the calculations contemplated hereby, there shall be deducted from net income, cash flow and other financial data of the Borrowers and their Subsidiaries, on a Consolidated basis, for the fiscal quarter in which such disposition occurs and the preceding fiscal quarters to which the relevant financial tests apply, the net income, cash flow and other financial data of the assets or entity so disposed of for such period (with such pro forma adjustments as the Lender shall approve, if any, such approval not to be unreasonably withheld, conditioned or delayed).

Article 2 THE LOAN
2.1. The Loan and the Note.

The Line of Credit shall be evidenced by the Promissory Note to be issued by the Borrowers to the Lender in substantially the form attached hereto as Exhibit A (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and together with each replacement thereof, a "Note"), the principal and unpaid interest of which, and all unpaid fees and other sums of any nature due under or in connection with which (to the extent not due and payable before), shall be due and payable on the Maturity Date.

2.2. Borrowings.
2.2.1. General Conditions. All advances requested by the Borrowers are subject to and conditioned upon continuing compliance with all terms and conditions set forth in this Agreement.
2.2.2. Line of Credit.

(a) (i)Commitment.  The Lender shall make advances to the Borrowers until the Maturity Date in an aggregate principal amount not to exceed at any time outstanding One Hundred Million Dollars ($100,000,000.00) (as the same may be reduced or increased pursuant to the terms of this Agreement, the "Commitment"); provided however, that the aggregate amount of the Commitment available for borrowing at any time shall not exceed the amount of the Commitment at that time less the amount of any outstanding Loans under the Line of Credit and the Letter of Credit Liabilities.  Within the foregoing limits, and subject to the terms and conditions set forth in this Agreement until the Maturity Date, the Borrowers may borrow under this Subsection 2.2.2, repay or prepay such advances, and reborrow under this Subsection 2.2.2.  The Lender shall have no obligation to advance any principal sums in excess of the amount of the Commitment set forth above in this Section 2.2.2(a)(i) and any agreement between the parties to permit advances of the Accordion Amount greater than the Commitment amount set forth above in this Section 2.2.2(a)(i) must be evidenced by compliance with Section 2.2.2(a)(iv) below.

(ii) Termination of Commitment. Unless terminated earlier pursuant to the terms of this Agreement, the Commitment shall terminate on the Maturity Date.
(iii) Reduction of Commitment.

(A) Voluntary Reductions.  The Borrowers shall have the right at any time and from time to time upon two (2) Business Days' (or such shorter period as is acceptable to Lender) prior written notice to the Lender to permanently reduce in amounts equal to Five Million Dollars ($5,000,000.00) or integral multiples thereof in excess thereof, or terminate the Commitment, without penalty or premium; provided, however, that no voluntary reduction to the Commitment may be made or shall be effective during each period of time commencing on the date of the Lender's grant of Borrowers' request for the increase of the Commitment utilizing all or a portion of the Accordion Amount in accordance with Section 2.2.2(a)(iv) and ending at the close of the Borrowers' next fiscal quarter.

(iv) Increase of Commitment.  At any time or times when no Event of Default exists (and provided no Event of Default will occur if the request is given effect), the Borrowers may request in writing that the Lender agree to increase the Commitment by an amount not exceeding in the aggregate Fifty Million Dollars ($50,000,000.00) ("Accordion Amount"), thereby increasing the Commitment to a total sum no greater than One Hundred Fifty Million Dollars ($150,000,000.00).  The Lender shall consider such request in its sole discretion.  The Lender shall grant or decline such request within thirty (30) days of its receipt of the request and shall confirm same in writing.  Requests by the Borrowers for approval of advances under this Section 2.2.2(a)(iv) shall seek an increased amount of no less than $5,000,000.00 per request (or, if less, any remaining unfunded amount of the Accordion Amount or such lower amounts agreed to by Lender), and shall not be made less than thirty (30) days prior to the Maturity Date.  A request for an advance of all or a portion of the Accordion Amount shall be made by a written notice substantially in the form of Exhibit "B" annexed hereto and incorporated herein, which is delivered to the Lender in accordance with Section 10.1 below, and shall be executed by the Borrowers' Chief Financial Officer or other authorized signatory.  Any Loans made by Lender pursuant to all or any portion of the Accordion Amount which has been approved for advances by the Lender shall be on the same terms set forth in this Agreement (including, for the avoidance of doubt, the Maturity Date and pricing).

(b) Manner of Effecting a Borrowing.

(i) Borrowing Notice.  To effect a borrowing, the Borrowers shall give the Lender written notice substantially in the form annexed to this Agreement as Exhibit B or in such other form as the Lender and the Borrowers may agree upon, specifying the amount and date of each intended borrowing, the manner in which the same shall be disbursed, which notice shall be given no later than 11:00 a.m. (Harrisburg, Pennsylvania time) two (2) Business Days (or such shorter period as is acceptable to Lender) prior to the date of such borrowing.  Each such notice of borrowing shall contain a certification by the Borrowers that, both before and after giving effect to the proposed borrowing, the Borrowers are in compliance with the covenant set forth in Article 6 below and that no Event of Default exists or would be created thereby.

(ii) Cash Management.  The borrowing notice procedures set forth in Section 2.2.2(b)(i) above shall continue in effect for the making of Loans under the then-existing Commitment until such time as the Borrowers and Lender have agreed upon (in writing) and instituted the Lender's day-to-day cash management and cash sweep services, whereupon advances of Loans and repayments of Loans under the Line of Credit shall occur daily in accordance with the terms of such cash management and cash sweep services.

(iii) Obligations Suspended During Default. The Lender shall not be obligated to comply with a borrowing notice or to advance any Loan if there shall then exist an Event of Default.
(c) Letters of Credit.

(i) Commitment to Issue.  Borrowers may utilize the Commitment by requesting that the Lender issue, and the Lender, subject to the terms and conditions of this Agreement, shall issue, standby letters of credit for a Borrowers' account (such letters of credit being hereinafter referred to as the "Letters of Credit"; provided, however, (A) the aggregate amount of outstanding Letter of Credit Liabilities shall not at any time exceed Thirty Million Dollars ($30,000,000.00) (such amount the "Letter of Credit Sublimit") and (B) the sum of any amount of any outstanding Loans under the Line of Credit and outstanding Letter of Credit Liabilities shall not at any time exceed the Commitment.  Upon termination of the Commitment, any Letter of Credit then outstanding which has been fully cash collateralized to the reasonable satisfaction of Lender shall no longer be considered a "Letter of Credit" as defined in this Agreement but the letter of credit fees payable hereunder shall continue to accrue to the Lender with respect to such Letter of Credit until the expiry thereof.

(ii) Letter of Credit Request Procedure.  Except for Letters of Credit issued on the Closing Date, Borrowers shall give Lender not less than three (3) Business Days' (or such shorter period as is acceptable to Lender) prior notice (effective upon receipt) specifying the date of each Letter of Credit and the nature of the transactions to be supported thereby.  Each Letter of Credit shall have a term which does not exceed one (1) year and an expiration date that does not extend beyond a date which is thirty (30) days prior to the Maturity Date, shall be payable in U.S. Dollars, must support a transaction entered into in the ordinary course of business of Borrowers, must be reasonably satisfactory in form and substance to Lender, and shall be issued pursuant to such documentation as Lender may reasonably require, including, without limitation, the Lender's standard form Letter of Credit Agreement executed by an authorized signer of the Borrowers for the account of which the Letter of Credit is to be issued; provided, that, in the event of any conflict between the terms of such Letter of Credit Agreement and the other Loan Documents, the terms of the other Loan Documents shall control.

(iii) Letter of Credit Fees.  Borrowers will pay to the Lender a fee (the "Letter of Credit Fee"), such fee (A) to be paid in arrears on the first Quarterly Payment Date occurring after the date of the issuance of the first Letter of Credit and on each Quarterly Payment Date thereafter until the date of expiration or termination of all Letters of Credit and (B) to be calculated by reference to the product of the actual daily undrawn face amount of all issued Letters of Credit multiplied by a rate per annum equal to one-half of one percent (0.50%) on the basis of a year of 360 days and the actual number of days elapsed

(including the first day but excluding the last day).  The Borrowers will pay to the Lender all customary issuance and other fees for issuing and processing Letters of Credit and for amendments to and processing of the Letters of Credit.

(iv) Reimbursements.  The Borrowers shall be irrevocably and unconditionally obligated to immediately reimburse the Lender for any amounts paid by the Lender upon any demand for payment or drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind.  All payments on the Reimbursement Obligations shall be made to Lender not later than 2:00 p.m. on the first Business Day after the date of the corresponding payment under the Letter of Credit by the Lender; provided, that Lender has provided notice to the Borrowers prior to 11:00 a.m. on the first Business Day prior to such day that such payment is due.  In the event such notice is received after 11:00 a.m. on a Business Day, such payment shall be due not later than 1:00 p.m. on the second succeeding Business Day.  Subject to the other terms and conditions of this Agreement, such reimbursement may be made by Borrowers requesting a Loan under the Line of Credit in accordance with Section 2.2.2(b) hereof, the proceeds of which shall be credited against Borrowers' Reimbursement Obligations.

(v) Reimbursement Obligations Absolute.  The Reimbursement Obligations of Borrowers under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and Borrowers hereby waive any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including, without limitation, in either case, the following circumstances:  (A) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (B) the existence of any claim, set-off, counterclaim, defense or other rights which any Loan Party or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender, or any other Person, whether in connection with any Loan Document or any unrelated transaction; (C) any statement, draft or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement herein being untrue or inaccurate in any respect whatsoever; (D) payment by the Lender under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or (E) any other circumstance whatsoever, whether or not similar to any of the foregoing.  Notwithstanding any prepayment by Borrowers to Lender of all amounts due on account of Loans under the Line of Credit, or the expiration or termination of the availability of Loans under the Line of Credit, or the occurrence of the Maturity Date or a Default,  so long as any Letter of Credit, or any extension, amendment or renewal thereof, is outstanding, available and unexpired, whether or not draws have been made thereunder, it shall be deemed that sums are due and owing to Lender pursuant to this Agreement on account of the Reimbursement Obligations and Borrowers shall remain bound by all covenants, conditions, restrictions, and obligations set forth in this Agreement and the Loan Documents until such time as all amounts due hereunder have been repaid to Lender in full (other than contingent indemnification obligations) and no Letter of Credit is outstanding or in effect.

(vi) Assumption of Risk by Borrowers.  As between the Borrowers and the Lender, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the applications for the issuance of Letters of Credit, the Lender shall not be responsible for:

(A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects, invalid, insufficient, inaccurate, fraudulent or forged;

(B) the validity or sufficiency of any instrument transferring or assigning, or purporting to transfer or assign, any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may provide to be invalid or ineffective for any reason;

(C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit;
(D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(E) errors in interpretation of technical terms;
(F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;
(G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or
(H) any consequences arising from causes beyond the control of the Lender, including, without limitation, any act of any Governmental Authority.

None of the foregoing shall affect, impair, or prevent the investing of any of the Lender's rights or powers under this Section 2.2.2(c).  The Borrowers shall have a claim against the Lender and the Lender shall be liable to Borrowers, to the extent of any direct (but not indirect, consequential or punitive) damages suffered by the Borrowers which the Borrowers prove in a final nonappealable judgment were caused by (A) the Lender's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (B) the Lender's willful failure to pay under any Letter of Credit after presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  The Lender may accept documents that reasonably appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

2.3. Interest.

2.3.1. Interest Rate.  The Loans shall bear interest on the outstanding principal amount thereof from the date when made until paid at the LIBOR Rate plus the Applicable Margin.  In the event that Section 2.6.1 below shall become applicable, the Loans shall bear interest at the Base Rate, plus the Applicable Margin.  The variable rate of interest applicable to the Loans is subject to daily change.

2.3.2. Calculation and Payment of Interest.  Interest shall be payable monthly in arrears on the first day of each month.  In addition to the foregoing, interest shall be due and payable upon repayment or prepayment of all or any portion of a Loan.  Interest shall be computed on the basis of a 360 day year and actual days elapsed.

2.3.3. Applicable Margin.  The term "Applicable Margin", when used herein with respect to the rate of interest to be charged on the Line of Credit, shall mean, at any time, sixty-five hundredths of one percent (0.65%).

2.3.4. Default Rate.  Anything in this Agreement to the contrary notwithstanding, during the existence of any Event of Default hereunder, at the election of the Lender, the Loans shall bear interest at a rate equal to the sum of two percent (2%) per annum plus the rate of interest otherwise prevailing pursuant to Section 2.3.1 above (the "Default Rate").

2.4. Repayments and Prepayments.
2.4.1. Scheduled Payments

Line of Credit.  Until such time as the Promissory Note becomes due and payable, the Borrowers shall make payments of interest only on the then outstanding principal amount of the Line of Credit, payable in arrears as set forth in Section 2.3.2.

2.4.2. Payments of Loan on Maturity Date.  Notwithstanding anything else provided herein, all outstanding amounts of principal on the Line of Credit, together with all unpaid interest and fees related thereto and all other amounts payable under the Loan Documents, if not due and payable or paid before, shall be due and payable on the Maturity Date.

2.4.3. Voluntary Prepayments of Loan. Except as specifically set forth in this Agreement, the Borrowers shall be permitted to prepay the Line of Credit at any time without penalty or premium.

2.4.4. Prepayments of Loan In Connection With Commitment Reductions.  The amount of the outstanding and unpaid advances of principal under the Line of Credit may not, at any time, exceed the amount of the Commitment.  Therefore, upon the effective date of each reduction in the Commitment (whether voluntary of otherwise), the Borrowers shall pay to the Lender a sum equal to the amount of the principal advances under the Line of Credit to the extent, if any, that the aggregate principal amount under the Line of Credit then outstanding exceeds the amount of the Commitment as so reduced, together with all interest accrued, on the principal sum prepaid.

2.4.5. Mandatory Prepayment of Loan.

Loans under the Line of Credit.  If at any time the outstanding principal balance under the Line of Credit exceeds the Commitment, Borrowers shall immediately prepay and reduce, without need of demand, from time to time, the outstanding principal balance by the amount of such excess.

2.4.6. Application of Prepayments and Repayments.  Unless otherwise provided in this Agreement, repayments and prepayments shall be applied first to costs, indemnities and fees (to the extent then payable) then to principal applied first to any Base Rate Loans then outstanding, then to outstanding LIBOR Rate Loans, and finally to provide cash collateral for Letters of Credit.  All mandatory prepayments under Section 2.4.5 shall be applied first to outstanding Loans under the Line of Credit (with a corresponding reduction in the Commitment) in the same order as the previous sentence.

2.4.7. Payments to Lender.

(a) All payments on account of principal and interest on the Loans, the Unused Fees, and all other amounts otherwise payable by the Borrowers to the Lender under this Agreement, shall be made to the Lender in U.S.  Dollars which are immediately available by 3:00 p.m. (Harrisburg, Pennsylvania time), on the due date for such payment, at the Lender's principal office in Harrisburg, Pennsylvania specifying amount and date of payment, re: Borrowers (and if by wire transfer, in accordance with the instructions on the signature page to this Agreement executed by the Lender), or to such other accounts or Persons or at such other place as the Lender may direct in writing.  The Borrowers hereby authorize the Lender to (i) apply to the aforesaid payments, up to the amount of such payments, any portion of the balance of any account maintained by the Borrowers for the purpose of facilitating said payments, and/or (ii) cause the aforesaid payments to be made, if not paid by the Borrowers when due, by drawing under the loan facilities provided under this Agreement if available; notwithstanding the foregoing, any amounts not paid when due shall bear interest at the Default Rate, subject to the following sentence.  The failure by the Borrowers to make a payment by 3:00 p.m. shall not constitute an Event of Default if such payment is made on the due date; however, any payment made after such time on such due date shall be deemed made on the next Business Day for the purpose of interest and reimbursement calculations.

(b) Borrowers authorize Lender to collect all principal, interest and fees due under the Line of Credit by charging Borrowers' deposit account number x3529 with Lender, or any other deposit account maintained by Borrowers with Lender, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrowers.

2.5. Origination and Unused Fees.

2.5.1. Unused Fee.  The Borrowers shall pay to the Lender quarterly in arrears on each Quarterly Payment Date and at any time there shall be a reduction in the amount of the Commitment and on the Maturity Date, a non-refundable unused fee (the "Unused Fee")

(calculated on the basis of a 365 day year and the actual days elapsed) equal to the product of the Unused Fee Rate times the average daily unborrowed portion of the amount of the Commitment during the period ended on such Quarterly Payment Date or such Commitment reduction date or Maturity Date, as the case may be.

2.6. Additional Provisions Respecting Rates and Costs.

2.6.1. Mandatory Suspension of LIBOR Rate.  The Lender's obligations to make or continue Loans at the LIBOR Rate shall be suspended, and all the Lender's outstanding Loans shall be converted into Loans at the Base Rate, if:

(a) on or prior to the determination of the LIBOR Rate, the Lender determines that for any reason appropriate information is not available to it for purposes of determining the LIBOR Rate;
(b) the Lender determines that the LIBOR Rate as determined by the Lender would not accurately reflect the cost to the Lender of making or continuing Loans at the LIBOR Rate;

(c) at any time, the Lender determines that any Regulatory Change makes it unlawful or impracticable for Lender to make or continue the LIBOR Rate, or to comply with its obligations hereunder in respect thereof; or

(d) the Lender determines that, by reason of any Regulatory Change, the Lender is restricted, directly or indirectly, in the amount that it may hold of (i) a category of liabilities that includes deposits by reference to which, or on the basis of which, the interest rate is the LIBOR Rate or (ii) the category of assets that includes Loans at the LIBOR Rate.

2.6.2. Regulatory Changes; Increased Costs.  If in the opinion of the Lender (a) any Regulatory Change shall directly or indirectly (i) reduce the amount of any sum received or receivable by the Lender on any Loan, (ii) impose a cost on the Lender or any Affiliate of the Lender that is attributable to the making or maintaining of, or the Lender's commitment to make, any Loan, (iii) require the Lender or any Affiliate of the Lender to make any payment on, or calculated by reference to, the gross amount of any amount received by the Lender under any Loan Document or (iv) reduce, or have the effect of reducing, the rate of return on any capital of the Lender or any Affiliate of the Lender that the Lender or such Affiliate is required to maintain on account of any Loan or the Lender's commitment to make any Loan and (b) such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the applicable rates of interest payable under the Loan Documents, then, upon written request of the Lender, the Borrowers shall pay to the Lender such additional amounts as the Lender determines will, together with any adjustment in the applicable rates of interest payable hereunder, fully compensate it for such reduction, increased cost or payment.  Such additional amounts shall be payable, in the case of those applicable to prior periods, within thirty (30) days after request by the Lender for such payment and, in the case of those applicable to future periods, on the date specified in such request.  The Lender will promptly notify the Borrowers of any determination made by it referred to above, but the failure to give such notice shall not affect the Lender's right to such compensation; provided,  however, that the Borrowers shall not be required to pay such additional amounts for any period ending prior to the date that is ninety (90) days prior to the giving of such notice.

2.6.3. Capital Requirements.  If, in the determination of the Lender, the Lender or any Affiliate of the Lender is required, as a result of a Regulatory Change, to maintain capital on account of any Loan or the Lender's commitment to make any Loan, then, upon request by the Lender, the Borrowers shall from time to time thereafter pay to the Lender such additional amounts as the Lender determines will fully compensate for any reduction in the rate of return on the capital that the Lender or such Affiliate is so required to maintain on account of such Loan or commitment suffered as a result of such capital requirement.  Such additional amounts shall be payable, in the case of those applicable to prior periods, within thirty (30) days after request by the Lender for such payment and, in the case of those relating to future periods, on the dates specified in such request; provided, however, that the Borrowers shall not be required to pay such additional amounts for any period ending prior to the date that is ninety (90) days prior to the giving of such notice.

2.6.4. Determinations.  In making the determinations contemplated by this Section 2.6, the Lender may make such estimates, assumptions, allocations and the like that the Lender reasonably and in good faith determines to be appropriate, and the Lender's selection thereof in accordance with this Section 2.6, and the determinations made by the Lender on the basis thereof, shall be final, binding and conclusive upon the Borrowers, absent manifest error.  The Lender shall furnish to the Borrowers, at the time of any request for compensation under Subsections 2.6.2 or 2.6.3, a certificate outlining in reasonable detail the computation of any amounts claimed by it under said Subsection 2.6.2 or 2.6.3 and the assumptions underlying such computations, which shall include a statement of an officer of such Lender certifying that such request for compensation is being made pursuant to a policy adopted by such Lender to seek such compensation generally from customers similar to the Borrowers and having similar provisions in agreements with the Lender.

2.6.5. Change of Lending Office.  If an event occurs with respect to a Lending Office of the Lender that makes operable the provisions of Subsection 2.6.1 or requires a payment under Subsection 2.6.2 or 2.6.3, the Lender shall use reasonable efforts to designate another Lending Office, the designation of which will reduce the amount the Borrowers are so obligated to pay, eliminate such operability or reduce the amount the Lender is so entitled to claim, provided,  however, that such designation would not, in the sole and absolute discretion of the Lender, be materially disadvantageous to the Lender in any manner or contrary to the Lender's policies.  Except as set forth in this Subsection 2.6.5, the Lender may designate any lending office as its Lending Office.

2.7. Taxes.

2.7.1. Taxes Payable by the Borrowers.  If any Tax is required to be withheld or deducted from, or is otherwise payable by the Borrowers in connection with, any payment due hereunder to the Lender that is not a "United States Person" (as such term is defined in Section 7701(a)(30) of the Code) the Borrowers (i) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with applicable law and (ii) except in the case of any Bank Tax, shall pay to the Lender such additional amounts as may be necessary so that the net amount received by the Lender with respect to such payment, after withholding or deducting all Taxes (other than Bank Taxes) required to be withheld or deducted, is equal to the full amount payable hereunder.  If any Tax is withheld or deducted from, or is otherwise payable by the Borrowers in connection with, any payment due to the Lender hereunder, the Borrowers shall furnish to the Lender the original or a certified copy of a receipt for such Tax from the applicable taxing authority within 30 days after the date of such payment (or, if such receipt shall not have been made available by such taxing authority within such time, the Borrowers shall use reasonable efforts to promptly obtain and furnish such receipt).  If the Borrowers fail to pay any Taxes, other than Bank Taxes, when due to the appropriate taxing authority or fail to remit to the Lender the required receipts, the Borrowers shall indemnify the Lender for any such Taxes, interest, penalties or additions to such Tax that may become payable by the Lender as a result of any such failure.

2.7.2. Reimbursement of Taxes Payable by the Lender.  The Borrowers shall, promptly upon request by the Lender for the payment thereof, pay to the Lender an amount equal to (a) all Taxes (other than Bank Taxes and without duplication of amounts paid pursuant to the preceding Subsection 2.7.1) payable by the Lender with respect to any payment due to the Lender hereunder and (b) all Taxes (other than Bank Taxes) payable by the Lender as a result of payments made by the Borrowers (whether made to a taxing authority or to the Lender pursuant to Subsection 2.7.1 or this Subsection 2.7.2).  The Lender shall only require payment under this Subsection 2.7.2 if such request for payment is made pursuant to a policy adopted by the Lender to seek such payments generally from customers similar to the Borrowers and having similar provisions in agreements with the Lender.

Article 3 CONDITIONS OF FUNDING
3.1. Conditions to Funding.

The Lender's obligation to make the initial Loans hereunder is subject to the fulfillment of each of the following conditions, in each case to the reasonable satisfaction of the Lender:

3.1.1. Secretary's Certificate.  Each of the Borrowers shall have delivered, or caused to be delivered, a certificate of the Secretary or an Assistant Secretary of such Borrower and substantially in the form of Exhibit C, with specimen signatures of the authorized signatories to the Loan Documents, and to which shall be attached copies of the following, as applicable: articles, bylaws, resolutions, shareholder agreements, subscription agreements and other organizational documents referred to in such certificate;

3.1.2. Organizational Documents.  Each of the Borrowers shall have delivered, or caused to be delivered, copies (which may be attached to the applicable aforesaid Secretary's certificate) of the certificate of incorporation or other formation document, as applicable, of such Borrower, in each case certified, as of a recent date, by the Secretary of State or other appropriate official of the jurisdiction of formation of such Borrower and a copy of such Borrowers' bylaws, operating agreement, or other organizational document, as applicable;

3.1.3. Good Standing Certificate.  Each of the Borrowers shall have delivered, or caused to be delivered, a good standing or subsistence certificate issued as of a recent date (a) for such Borrower issued by the Secretary of State or other appropriate official of the jurisdiction of formation of such Borrower and (b) by the Secretary of State or other appropriate official of each jurisdiction where such Borrower is required to qualify to do business other than jurisdictions where failure to be so qualified would not reasonable be expected to cause a Material Adverse Effect and, if any such certificate is dated more than thirty (30) days prior to the Closing Date, evidence updating the information in such certificate;

3.1.4. The Note. The Borrowers shall have delivered a duly executed Note payable to the Lender reflecting the aggregate principal amount of the Loans;

3.1.5. Projection.  The Borrowers shall provide to the Lender a projection (the "Projection") covering the three (3) year period commencing on the Closing Date, containing an income statement, cash flow and balance sheet of the Borrowers on a Consolidated basis and otherwise in form reasonably satisfactory to the Lender.  Such Projection shall fairly present the Borrowers' reasonable assessment at the time when made or delivered; of the financial prospects of the Borrowers for the periods covered.  The Borrowers represent and warrant that, to the Knowledge of the Borrowers, the assumptions used in such Projection are reasonable at the time when made or delivered.  It is acknowledged and agreed by Lender that to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that actual results during the period or periods covered by the Projection may differ from projected results;

3.1.6. Lien Searches, Etc. The Lender shall have received:

certified copies of Requests for Information or Copies (Form UCC-11) or other lien search reasonably acceptable to the Lender listing the financing statements if any which name the Borrowers (under their respective present names and any previous names) as debtor and which are filed in their respective jurisdictions of formation, together with copies of such financing statements;

3.1.7. Officer's Compliance Certificate.  The Borrowers shall have delivered an Officer's Compliance Certificate dated as of the Closing Date which certificate shall specify, among other things, the financial covenant set forth in Section 6.1 after giving effect to the Loans to be made on the Closing Date in the form attached hereto as Exhibit D;

3.1.8. Insurance. The Borrowers shall have delivered a schedule of insurance coverage and such insurance certificates and endorsements as (and if) required by Section 7.4 of this Agreement;

3.1.9. Consents and Approvals.  All corporate, shareholder, governmental, judicial and third party consents and approvals necessary in connection with this Agreement and the other Loan Documents and the related transactions shall have been obtained and become final orders, as applicable, and shall remain in full force and effect;

3.1.10. Fees and Expenses. The Borrowers shall have paid the fees, if applicable, required to be paid to the Lender on or prior to the Closing Date;

3.1.11. Absence of Material Change and Litigation.  There shall be no Material Adverse Effect of the Borrowers or their Subsidiaries since July 28, 2016.  There shall be no material actions, suits, protests, reconsideration or proceedings pending, or to the knowledge of the Borrowers, threatened, against or affecting the Borrowers or any of their Subsidiaries before any court or before any governmental or administrative body or agency;

3.1.12. Absence of Default; Truth of Representations.  The Borrowers shall have delivered a certificate of a duly authorized officer confirming that each of the conditions set forth in clause (a) and clause (c) of Section 3.2.1 below shall have been satisfied; and

3.1.13. Termination of Existing Credit Facility.  Borrowers shall have delivered to Lender written confirmation satisfactory to Lender that the availability of loans and additional letters of credit under the Borrowers' existing credit facility with BB&T Bank have been terminated, but for the honoring of any draws that may be made on existing letters of credit.

3.1.14. Additional Information.  The Lender shall have received such additional information and material as the Lender may reasonably request, including such additional agreements or certifications executed by the Borrowers or any other Loan Party as the Lender may reasonably request.

3.2. Conditions to Each Loan.

3.2.1. Conditions.  The obligation of the Lender to make any Loan, including the initial Loans on the Closing Date, is subject to fulfillment of each of the following conditions, in each case, unless otherwise specified, to the satisfaction of the Lender:

(a) Absence of Default. There shall not, either prior to or after giving effect to each such Loan, exist an Event of Default or a Default that has occurred and is continuing;
(b) Borrowing Notice. The Lender shall have received a borrowing notice if and as required by Section 2.2.2(b) above; and

(c) Truth of Representations.  The representations and warranties of the Borrowers and each other Loan Party made in this Agreement and each other Loan Document shall be true and correct in all material respects as of the date each such Loan is made (both immediately prior to and after giving effect to said Loan) as if made on and as of such date, except to the extent that changes in the facts and conditions on which such representations and warranties are based do not result from an act or omission that constitutes a breach of any covenant set forth in this Agreement or in any other Loan Document and have been disclosed to the Lender in writing (and the Lender shall not have objected thereto).

3.3. Methods of Satisfying Certain Conditions.

The request for, and acceptance of, any Loan by the Borrowers shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in paragraphs (a) and (c) of the preceding Subsection 3.2.1 have been satisfied.

Article 4 REPRESENTATIONS AND WARRANTIES
4.1. Representations of Borrowers.

In order to induce the Lender to enter into this Agreement and to make the Loan contemplated hereunder, the Borrowers hereby make the following representations and warranties, which representations and warranties shall survive the execution and delivery of this Agreement, the Note and the other Loan Documents and shall not be affected or waived by any inspection or examination made by or on behalf of the Lender:

4.1.1. Organization; Qualification.

(a) Each Borrower is a duly organized corporation or limited liability company, validly existing and in good standing under the laws of its state of formation.  Each Borrower has the power and authority and all material governmental authorizations needed to own its property and assets and to transact the business in which it is engaged or presently proposes to engage.  Each Borrower is qualified to do business in each state or jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(b) Schedule 4.1.1(b) attached hereto correctly sets forth, as of the Closing Date, the correct legal name of each Borrower and:  (i) its state of formation and (ii) each state in which it is qualified to do business.

(c) Schedule 4.1.1(c) attached hereto correctly sets forth as of the Closing Date, the correct legal name of each Subsidiary of the Borrowers and:  (i) its state of formation and (ii) each state in which it is qualified to do business.

4.1.2. Ownership.  Weis Markets, Inc., a Borrower, is a publicly held corporation with common stock shares traded on the New York Stock Exchange under the symbol "WMK".  The ownership of such Borrower's issued and outstanding common stock is accurately reflected in its filings with the SEC.  Dutch Valley Food Company, LLC, Weis Transportation, LLC and WMK Financing, Inc. are wholly-owned subsidiaries of Weis Markets, Inc.

4.1.3. Power and Authority.  The Borrowers have the power to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which each is a party, and Borrowers have taken all necessary action (including, without limitation, obtaining any consent of stockholders, partners or members required by law or by their respective organizational documents) to authorize the execution, delivery and performance of the Loan Documents to which each Borrower is a party.  This Agreement constitutes, and each of the other Loan Documents when delivered hereunder by the Borrowers and/or other Loan Parties, as applicable, will constitute, the authorized, valid and legally binding obligations of such Persons, enforceable against each of said Persons in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

4.1.4. No Violation of Agreements.  The Borrowers are not in default under the provisions of any agreement, indenture, franchise, license, permit, mortgage or deed of trust to which any of them is a party, which default would reasonably be expected to result in a Material Adverse Effect.  The execution and delivery of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and compliance with the terms and provisions of the Loan Documents, will not (a) violate in any material respect any provision of law or any injunction or any applicable regulation, order, writ, judgment or decree of any court or governmental department, commission, board, bureau, agency or instrumentality applicable to the Borrowers, or (b) conflict with or be inconsistent with, or result in any material breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to impose) any Lien upon any of the property or assets of the Borrowers, pursuant to the terms of any agreement, indenture, franchise, license, permit, mortgage or deed of trust to which any Borrower is a party or by which any Borrower may be bound, or to which any Borrower may be subject, or (c) violate any of the provisions of the articles of incorporation, bylaws or other organizational document of any Borrower.

4.1.5. Consents.

No consent, approval or authorization of Borrowers, or recording, filing, registration, notice or other similar action with or to Borrowers, is required in order to insure the legality, validity, binding effect or enforceability of any of the Loan Documents except as may be required by the SEC and those which if not obtained or made would not reasonably be expected to have a Material Adverse Effect.

4.1.6. Litigation.  There are no actions, suits, protests, reconsideration or proceedings pending, or to the knowledge of the Borrowers, threatened, against or affecting any Borrower before any court or before any governmental or administrative body or agency, wherein unfavorable decisions, rulings or findings individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

4.1.7. No Burdensome Agreements; Material Agreements.

(a) The Borrowers are not a party to or subject to any agreement or instrument or subject to any corporate or other restrictions which, assuming compliance by such Persons with the terms of such agreements or instruments, would reasonably be expected to have a Material Adverse Effect.  The Borrowers are not party to any agreement prohibited by Section 8.8 below (dealing with limitations on restrictive covenants).

(b) All contracts, instruments and other agreements with third parties, (including, without limitation, all agreements with suppliers and customers) that are necessary for the Borrowers to operate their business in the manner reflected in the Projections delivered pursuant to Section 3.1.5 above are in full force and effect.  The Borrowers are in material compliance with each of the agreements referred to above.

4.1.8. Condition of Property.  All of the material property, equipment and assets of the Borrowers necessary for the conduct of their business are in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted.

4.1.9. Title to Properties; Liens.  Except for Permitted Liens, the Borrowers have good and marketable title to their respective properties and assets necessary for the conduct of their business, including the properties and assets reflected in the most recently delivered financial statements or reports (except properties and assets disposed of since the date thereof in the ordinary course of business or subject to casualty or condemnation), free and clear of any Liens.

4.1.10. Names.  The Borrowers do not operate or do business, or, within the past five years, have not operated or done business (whether by reason of a merger with another entity or otherwise), under a fictitious, trade or assumed name or has had a corporate or partnership name other than the names specified in Schedule 4.1.10.

4.1.11. Business. The Borrowers are engaged in the Permitted Business and no other business.

4.1.12. Compliance with Law.  The Borrowers and to the knowledge of the Borrowers all officers, directors and other agents acting on behalf of Borrowers are in material compliance with all applicable law.

4.1.13. Absence of Default. There exists no Event of Default.
4.1.14. Financial Statements; Projections; Material Adverse Change.

All financial reports and statements delivered pursuant to this Agreement and all calculations for financial covenant compliance and other calculations, projections (including those required by Section 3.1.5 above), etc. performed by Borrowers hereunder shall have been prepared in accordance with GAAP applied on a consistent basis throughout the period specified and present fairly in all material respects the financial position of the subject Persons, subject to normal year-end adjustments and absence of foot-note disclosures for interim reporting.  The Borrowers have on the date hereof no material non-ordinary course of business contingent liabilities, material liabilities for taxes (other than those not yet due and payable or permitted pursuant to Section 4.1.15), unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets (including the footnotes thereof) as at said dates.  Since the date of such financial reports and statements, no event or condition has occurred which would reasonably be expected to result in a Material Adverse Effect.  In any certificates delivered to the Lender after the date of this Agreement which certify the truth and accuracy of the representations, or at any time that these representations shall be deemed restated, this representation shall be deemed to apply to financial reports and statements which the Borrowers have most recently delivered to the Lender pursuant to this Agreement.  It is acknowledged and agreed by Lender that to the extent included in any of the foregoing, projections, budgets, forward looking statements or estimates as to future events are inherently uncertain and are not to be viewed as facts and that actual results during the period or periods covered by the foregoing may differ from projected results.

4.1.15. Taxes. The Borrowers have filed all United States Federal income tax returns and all other material Tax returns which are required to be filed by it and has paid all -27-

material Taxes due as set forth on such returns or pursuant to any assessment received by the Borrowers or any of their Affiliates and relating to the Borrowers, except such Taxes, if any, as are being contested in good faith by appropriate proceedings, if any, and as to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Borrowers in respect of Taxes and other governmental charges are, in the opinion of the Borrowers, adequate.  There is currently in effect no tax sharing, tax allocation or similar agreement to which the Borrowers are a party.  The respective Federal Tax Identification Numbers of the Borrowers are:

Weis Markets, Inc.:24-0755415;

Dutch Valley Food Company, LLC:23-1658330;

Weis Transportation, LLC:23-3099174; and

WMK Financing, Inc.:51-0407294.

4.1.16. Indebtedness.  Schedule 4.1.16 correctly describes as of the Closing Date all Indebtedness of the Borrowers outstanding or for which Borrowers or any Subsidiary have commitments, specifying which such Indebtedness is being repaid concurrent with the closing and which shall remain outstanding after the closing.  The Borrowers are not in default beyond any applicable grace period with respect to any Indebtedness or any instrument or agreement relating to such Indebtedness.

4.1.17. Federal Reserve Regulations.  No Indebtedness that is required to be, or will be, reduced or retired from the proceeds of the Loans was incurred for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended), and no proceeds of the Loans will be used to purchase or acquire any such margin stock.

4.1.18. Investment Company Act.  None of the Borrowers are an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

4.1.19. Public Utility Holding Company Act.  None of the Borrowers are a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

4.1.20. Compliance with ERISA.
(a) The Borrowers do not maintain or contribute to any Plan except as disclosed in Schedule 4.1.20 attached hereto.

(b) Except as set forth on Schedule 4.1.20 hereto, each Plan which the Borrowers or any ERISA Affiliate of any such Person sponsors and which is intended to be qualified within the meaning of Section 401(a) of the Code is, as most recently amended, the subject of a favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the Code or an application for such determination within the applicable remedial amendment period has been filed.  Upon request, the Borrowers will furnish the Lender with a copy of the most recent actuarial report for each Employee Pension Plan, and each such report is accurate in all material respects.

(c) Except as set forth on Schedule 4.1.20 attached hereto, the Borrowers and each ERISA Affiliate of the foregoing have operated each Plan in all material respects in compliance with the requirements of the Code and ERISA and the terms of each such Plan.

(d) Except as specifically disclosed in Schedule 4.1.20:  (1) no transaction has occurred with respect to any Plan in connection with which the Borrowers could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax penalty imposed pursuant to Section 4975 of the Code, (2) there is no Accumulated Funding Deficiency with respect to any Employee Pension Plan, whether or not waived, or an unfulfilled obligation to contribute to any Multiemployer Plan, (3) no Employee Pension Plan has been terminated under conditions which resulted or could result in any material liability to the PBGC, (4) no material liability to the PBGC has been or is expected to be incurred by the Borrowers or any ERISA Affiliate of the foregoing with respect to any Plan except for required premium payments to the PBGC, (5) there has been (a) since January 1, 2009 no Reportable Event with respect to any Employee Pension Plan (except to the extent that the PBGC has waived such reporting requirement with respect to any such event), and (b) no event or condition which presents a material risk of termination of any Employee Pension Plan by the PBGC, in either case involving conditions which could result in any liability to the PBGC, (6) neither the Borrowers nor any ERISA Affiliate of the foregoing has incurred or anticipates incurring Withdrawal Liability with respect to any Multiemployer Plan, (7) no Multiemployer Plan is in reorganization to the knowledge of Borrowers or any ERISA Affiliate, (8) the Borrowers and each ERISA Affiliate of the foregoing has complied in all material respects with the continuation coverage requirements applicable to group health plans as set forth in requirements of COBRA and with the requirements applicable to group health plans as set forth in requirements of HIPAA, and (9) there is no unfunded benefit liability as defined in Section 4001(a)(18) of ERISA in respect of any Employee Pension Plan.

(e) No liability (whether or not such liability is being litigated) has been asserted against the Borrowers or any ERISA Affiliate of the foregoing in connection with any Employee Pension Plan or any Multiemployer Plan by the PBGC other than for required premium payments to the PBGC, by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan (other than for required nondelinquent contributions to such Multiemployer Plan), and no Lien has been attached and no Person has threatened to attach a Lien on any of the Borrowers' or any ERISA Affiliate's property as a result of failure to comply with ERISA or as a result of the termination of any Employee Pension Plan.

(f) Except as disclosed on Schedule 4.1.20 hereto, the Borrowers and each ERISA Affiliate has not terminated any Plan in the last ten years in a manner which could result in liability to the PBGC with respect to any benefit liability.  All assets under each such terminated Plan have been distributed in accordance with ERISA, and all liabilities with respect to participants and beneficiaries under any such terminated Plan have been satisfied.

4.1.21. Disclosure.  Neither this Agreement nor any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other Loan Documents not materially misleading in light of the circumstances under which such statements were made.

4.1.22. Environmental Compliance. The Borrowers represent that:

(a) None of the current or former real property owned and/or occupied by the Borrowers have (i) ever been used by previous owners and/or operators, or (ii) ever been used by the Borrowers except in the normal course of the Permitted Business activities of the Borrowers and in full compliance with all Environmental Laws, to treat, produce, store, handle, transfer, process, transport or dispose of any Hazardous Substances;

(b) There is no condition which exists on the current or former real property owned and/or occupied by the Borrowers which requires Remedial Action and there is not, nor has there ever been, a Release or threat of Release of any Hazardous Substance;

(c) The Borrowers have not been notified of, or have Knowledge of any notification having been sent, filed or received with regard to, a Release on, into, about or beneath any current or former real property owned and/or occupied by the Borrowers or for which the Borrowers may be held liable with respect to any other property;

(d) The Borrowers have not received nor has any reasonable basis to expect to receive a summons, citation, notice of violation, administrative order, directive, letter or other written communication, written or oral, from any judicial or administrative body or governmental or quasi-governmental authority concerning any intentional or unintentional action or omission related to the presence, generation, storage, transportation, handling, transfer, disposal or treatment of Hazardous Substances in violation of any Environmental Law or related to any Release or threat of Release of Hazardous Substances;

(e) There are no "friable" (as that term is defined in regulations under the Federal Clean Air Act) asbestos or Asbestos-Containing Materials which have not been removed, repaired, encapsulated and/or maintained in accordance with accepted guidelines promulgated by the United States Environmental Protection Agency (and any other governmental authorities having jurisdiction) existing in any real property owned and/or occupied by the Borrowers and the Borrowers have complied with all applicable OSHA requirements relating to asbestos;

(f) The Permitted Business activities of the Borrowers do not and never have involved the use, handling, clean up or removal of Asbestos-Containing Materials; and
(g) No equipment containing polychlorinated biphenyls, including electrical transformers, are located on any real property owned and/or occupied by the Borrowers -30-

in levels which exceed those permitted by any and all governmental authorities with jurisdiction over such premises and which are not properly labeled in accordance with requisite standards.

4.1.23. Labor Matters.  There are no existing, or, to the best of Borrowers' knowledge, threatened or contemplated, strikes, slowdowns, picketing or work stoppages by any employees against the Borrowers, any lockouts by the Borrowers of any of their employees or any labor trouble or other occurrence, event or condition of a similar character which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.1.24. Solvency.  As of and from and after the date of this Agreement and after giving effect to the consummation of the transactions contemplated hereby, the Loan Parties on a Consolidated basis are Solvent.

4.1.25. Intellectual Property Matters.  Borrowers and each Subsidiary owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, and all other intellectual property in each case material to its business.  No event has to the knowledge of the Borrowers occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Borrower nor any Subsidiary thereof is to the knowledge of the Borrowers liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except where such revocation, termination or infringement would not reasonably be expected to have a Material Adverse Effect.

Article 5 FINANCIAL REPORTS AND INFORMATION

The Borrowers shall comply with the following covenants so long as any Loan or any other amounts due under the Loan Documents remain unpaid (other than contingent indemnification obligations) or the Lender has a commitment to lend hereunder:

5.1. Financial Data.

5.1.1. Financial Information.  The Borrowers and each Subsidiary of the Borrowers will keep their books of account and financial statements in accordance with GAAP subject to normal year-end adjustments and absence of foot-note disclosures for interim reporting, reported on the basis of the Borrowers' Fiscal Year.  The Borrowers and each of their Subsidiaries will keep at all times books of record and account in which full, true and correct entries will be made in all material respects of all dealings or transactions in relation to their business and affairs.

5.1.2. Certain Certificates to be Delivered.  As soon as practicable after the close of each fiscal quarter and each Fiscal Year of the Borrowers, and in any event no later than the date on which reports are required to be delivered for each such quarter or year, as provided in Subsection 5.1.4 below, the Borrowers shall deliver to Lender an Officer's Compliance Certificate with respect to the Fiscal Year or quarter covered by the companion report, and specifying the financial computations evidencing the determinations set forth therein.

5.1.3. Annual Budget.  As soon as available and in any event not later than thirty (30) days after the beginning of each Fiscal Year of the Borrowers, the Borrowers shall deliver to the Lender a Consolidated budget for such Fiscal Year.

5.1.4. SEC Filings and Other Disclosure.  Promptly upon their becoming available to any Borrower, but no later than the time periods set forth below in this section, the Borrowers shall deliver to the Lender a copy of all reports, SEC filings, including but not limited to Forms 10-K, 10-Q and 8-K, proxy statements, financial statements and other information distributed by the Borrowers to its stockholders, bondholders or the financial community generally.  Delivery of such reports and information to the Lender shall be subject to the following respective delivery deadlines:

Report	Time Period for Delivery to Lender
SEC 10-K	120 days after Fiscal Year end
SEC 10-Q	60 days after fiscal quarter end
SEC 8-K	10 days after public availability
All other reports required by section 5.1.4	60 days after public availability

In lieu of furnishing Lender with copies of the SEC 10-K and SEC 10-Q reports referred to in this Section 5.1.4, the Borrowers may make available such reports to Lender by posting such reports on the Borrowers' website or on the SEC's EDGAR website.

5.2. Ongoing Reporting Requirements.

The Borrowers shall, in addition to other reporting requirements set forth herein, deliver to the Lender the following information:

5.2.1. ERISA Information.

Upon request of the Lender, (i) a copy of each annual report filed with respect to each Plan of the Borrowers or any Subsidiary with the Internal Revenue Service, Secretary of Labor or the PBGC, (ii) a copy of all material non-routine correspondence with the PBGC, Secretary of Labor or any representative of the Internal Revenue Service with respect to any Plan, and (iii) actuarial reports any such Person receives with respect to any Employee Pension Plan;

As soon as possible (and in any event within 5 days) after any officer of the Borrowers or any Subsidiary thereof obtains knowledge that the Borrowers, any Subsidiary thereof or any ERISA Affiliate has incurred or anticipates incurring Withdrawal Liability, or that any material excise taxes have been assessed against the Borrowers, a Subsidiary thereof or ERISA Affiliate in respect of any Plan, or that any Multiemployer Plan is in reorganization or that any Reportable Event has occurred with respect to any Employee Pension Plan except to the extent that the PBGC has waived such reporting requirement with respect to such event or that PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, a statement setting forth the details respecting such situation;

Within the time required for notice to the PBGC under Section 303(k)(4)(A) of ERISA, a notice concerning any lien arising under Section 303(k) of ERISA in favor of any Plan;

5.2.2. Notice of Defaults, Material Adverse Change, Etc.  Promptly, upon knowledge thereof, notice of (i) any Default or Event of Default or (ii) any event or condition which is reasonably likely to result in a Material Adverse Effect or (iii) any changes in facts or circumstances which make the representations and warranties set forth in this Agreement false or misleading in any material respect;

5.2.3. Certain Environmental Matters.  Promptly upon receipt thereof, any non-routine notice from the United States Environmental Protection Agency or any other federal or state agency or authority with jurisdiction over environmental matters and promptly after receiving the same, any environmental investigations, studies, audits, tests, reviews or other analyses in relation to any site or facility now or previously owned, operated or leased by any Loan Party.  The Borrowers will give notice of the assertion of any environmental claim by any Person against, or with respect to the activities of, the Borrowers or any of their Subsidiaries and notice of any alleged violation which is asserted by a Person that is not an agency or instrumentality of any state or federal government of or non-compliance with any Environmental Laws or any permits, licenses or authorizations or which involves or which may reasonably be expected to involve a Release or threat of Release of Hazardous Substances or Remedial Action, other than any environmental claim or alleged violation which is asserted by a Person that is not an agency or instrumentality of any state or federal government and which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect;

5.2.4. Litigation.  Promptly upon Borrowers' knowledge thereof, notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings affecting the Borrowers or any of their Subsidiaries, except proceedings which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect;

5.2.5. Miscellaneous.  With reasonable promptness, such other information respecting the business, operations and financial condition of the Borrowers or any Subsidiary thereof as the Lender may from time to time reasonably request.

5.3. Disclosure.

The Lender is hereby authorized to show or deliver a copy of any financial report or statement or any other information relating to the business, operations or financial condition of the Borrowers or any Loan Party which may be furnished to the Lender or come to its attention pursuant to this Agreement to any regulatory body or agency having jurisdiction over the Lender, to the Lender's counsel, advisers and auditors, and to any Person which shall, or has expressed an interest to, succeed to all or any part of the Lender's interest in the Note, and/or this Agreement.  Effective during the existence of an Event of Default, the Lender and its counsel, advisors and auditors are hereby further authorized to show or deliver a copy of such information to other Persons in connection with protecting, preserving, exercising or enforcing any rights of the Lender in, under or related to the Loan Documents.  Except as set forth above in this

Section 5.3 above, the Lender hereby covenants and agrees to use commercially reasonable efforts to (a) maintain the confidentiality of all information of a non-public nature submitted to it by the Borrowers and other Loan Parties pursuant to the terms of this Agreement and the other Loan Documents, and (b) ensure that its counsel, advisors, auditors, prospective assignees and participants, and other persons referred to in this Section 5.3 maintain the confidentiality of such information in similar fashion.

Article 6 FINANCIAL COVENANTS

The Borrowers shall comply with the following covenant so long as any Loan or any other amounts due under the Loan Documents remain unpaid (other than contingent indemnification obligations) or the Lender has a commitment to lend hereunder:

6.1. Minimum EBITDA.

The Borrowers, on a Consolidated basis, shall maintain, at all times, minimum EBITDA of not less than Seventy-Five Million Dollars ($75,000,000.00).  This covenant shall be tested on the last day of each fiscal quarter of the Borrowers on a trailing twelve (12) month basis based upon the reports required by Section 5.1.4 above.

Article 7 GENERAL AFFIRMATIVE COVENANTS

The Borrowers and their Subsidiaries shall comply with each of the following covenants so long as any Loan or any other amounts due under the Loan Documents remain unpaid (other than contingent indemnification obligations) or the Lenders have a commitment to lend hereunder.

7.1. Existence.

Each of the Borrowers will at all times preserve and keep in full force and effect its corporate existence and its good standing in all states in which it is formed or required to qualify to do business where failure to be so qualified would reasonably be expected to result in a Material Adverse Effect.  Except for mergers and dispositions expressly permitted by this Agreement, each Subsidiary of the Borrowers will at all times preserve and keep in full force and effect its corporate or limited liability company existence and its good standing in the state of its formation and its good standing in each other state where the failure of qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

7.2. Legal Requirements; Maintenance of Properties.

The Borrowers and each of their Subsidiaries shall materially comply with all laws, ordinances or governmental rules and regulations to which it is subject, including but not limited to ERISA and Environmental Laws, and obtain or maintain all franchises, copyrights, trademarks, patents or other governmental authorizations or approvals or intellectual property rights necessary for the ownership of its properties and the conduct of its businesses except where failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Borrowers and their Subsidiaries will each maintain its properties in good repair, working order and condition (ordinary wear and tear and casualty and condemnation events excluded) and make or cause to be made in the Borrowers' reasonable business judgment all appropriate and proper repairs, renewals, replacements, additions and improvements thereto.

7.3. Payment of Taxes and Claims.

The Borrowers and their Subsidiaries will pay all material taxes, assessments and other governmental charges imposed upon them or any of their properties or assets or in respect of any of their franchises, business, income or profits before any penalty or interest accrues thereon, and all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any of their properties or assets except where such taxes, assessments or governmental charges are being contested in good faith by appropriate proceedings and adequate reserves have been set aside.  The Borrowers shall not change their Fiscal Year without prior written notice to the Lender.

7.4. Insurance.

7.4.1. Type of Insurance.  The Borrowers and each of their Subsidiaries will maintain or cause to be maintained with financially sound and reputable insurers, insurance (including, without limitation, business interruption, product and other liability, casualty, workers' compensation and umbrella insurance) with respect to the properties and business of the Borrowers or such Subsidiary, as the case may be, against loss or damage of the kinds customarily insured against by entities of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by other such Persons and otherwise as is prudent for Persons engaged in conducting the business conducted by the Borrowers or such Subsidiary.

7.4.2. Evidence of Insurance. Copies of insurance policies or the related certificates shall be delivered to the Lender upon the Lender's request.
7.5. Inspection.

Upon reasonable notice if no Event of Default or Default shall exist and be continuing, or at any time with or without notice after the occurrence and during the continuation of an Event of Default or Default, the Borrowers and each Subsidiary of the Borrowers will allow representatives of the Lender to visit it at any reasonable time during normal business hours and inspect any of the properties of the Borrowers or such Subsidiary, as the case may be, to examine the books of account and other records and files of such Person, to make copies thereof and to discuss the affairs, business, finances and accounts of such Person with its personnel and accountants.

7.6. Exchange of Note.

Upon receipt of a written notice of loss, theft, destruction or mutilation of the Note (and, if requested by the Borrowers, of a letter of indemnity from the Lender or its successors or assigns) and upon surrender for cancellation such Note if mutilated (in which event no indemnity shall be requested), the Borrowers shall execute and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

7.7. Consistent Action.

The Borrowers and each Subsidiary of the Borrowers shall exercise any and all voting or similar rights which it holds in any Person in a manner consistent with adherence to the provisions of this Agreement and the other Loan Documents.

7.8. Use of Loan Proceeds.

Proceeds of the Loans shall be used by the Borrowers only for the following purposes:  to finance working capital, Acquisitions permitted hereunder and general corporate purposes.

7.9. Subsidiaries to be Wholly-Owned.

The Borrowers and their Subsidiaries will take such action from time to time as shall be necessary to ensure that each of the Borrowers' Subsidiaries is, directly or indirectly, a wholly-owned Subsidiary of the Borrowers.  Without limiting the generality of the foregoing, neither of the Borrowers nor any of their Subsidiaries shall sell, transfer or otherwise dispose of any shares of stock of any Subsidiary owned by it, nor permit any such Subsidiary to issue any shares of stock of any class whatsoever to any Person (other than to the Borrowers or another Subsidiary of the Borrowers) if any of the foregoing actions would result in there being Subsidiaries of the Borrowers that are not wholly owned by the Borrowers. Dutch Valley Food Company, LLC, Weis Transportation, LLC and WMK Financing, Inc. are each a wholly-owned Subsidiary of Weis Markets, Inc.

7.10. Maintenance of Certain Contracts and Other Rights.

The Borrowers and each Subsidiary thereof shall maintain, preserve, protect and, when necessary, renew all service marks, copyrights, trademarks, trade names and other rights held by any of them and all agreements to which any of them are parties including, without limitation, agreements with suppliers and with customers, which are necessary to conduct the Permitted Businesses except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

7.11. Conduct of Business.

The Borrowers and each of their Subsidiaries shall continue to operate, without interruption within their control, the Permitted Business.  They shall conduct no business other than the Permitted Business.

7.12. Further Assurances.

Either prior to or after a Default or an Event of Default, upon the reasonable request of the Lender, the Borrowers and each Subsidiary of the Borrowers will duly execute and deliver or cause to be duly executed and delivered, to the Lender such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

7.13Bank Accounts.

During such time as the Loan shall remain unpaid (other than contingent indemnification obligations) and/or any Obligations of the Borrowers under this Agreement, whether of payment or performance, shall remain unfulfilled (other than contingent indemnification obligations),

Borrowers shall maintain their primary deposit accounts, cash management accounts and treasury services with the Lender.

Article 8 GENERAL NEGATIVE COVENANTS

The Borrowers and each of their Subsidiaries shall comply with the following covenants so long as any Loan or any other amounts due under the Loan Documents remain unpaid (other than contingent indemnification obligations) or the Lenders have a commitment to lend hereunder.

8.1. Indebtedness.

8.1.1. Limitations on Indebtedness.  Neither the Borrowers nor any Subsidiary will create, incur, assume, guarantee, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except as follows:

(a) obligations under the Line of Credit (which may result in an increase of the Commitment, as provided in Section 2.2.2(a)(iv));

(b) Indebtedness of a Subsidiary of the Borrowers owing to the Borrowers or to another Subsidiary of the Borrowers or Indebtedness of any Borrower to another Borrower or to one or more Subsidiaries of the Borrowers;

(c) Indebtedness with respect to bonds or security deposits provided to utilities with respect to utilities services provided to Borrowers and their Subsidiaries in the ordinary course of business;
(d) Indebtedness incurred as a result of endorsements for collections or deposits in the ordinary course of business;
(e) Indebtedness in connection with the financing of insurance premiums in the ordinary course of business;
(f) Indebtedness for bank overdrafts or returned items incurred in the ordinary course of business;
(g) Indebtedness set forth on Schedule 4.1.16; and
(h) other Indebtedness of the Borrowers and their Subsidiaries in an aggregate principal amount not to exceed $40,000,000 of Indebtedness at any time outstanding.

8.1.2. No Default.  No Indebtedness may be incurred by the Borrowers or any Subsidiary thereof unless immediately before and after giving effect to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing.

8.2. Liens.

8.2.1. Limitation on Liens.  Neither the Borrowers nor any Subsidiary of the Borrowers will directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Borrowers or any such Subsidiary, except the following (the "Permitted Liens"):

(a) Liens for taxes, assessments or other governmental charges not yet due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrowers or such Subsidiary, as the case may be, in accordance with GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrowers or such Subsidiary, as the case may be, in accordance with GAAP;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations and other similar obligations (exclusive of obligations for the payment of borrowed money) for which adequate reserves are maintained on the books of the relevant entity;

(d) Liens arising out of judgments or awards with respect to which Borrowers shall be prosecuting an appeal in good faith and in respect of which a stay of execution shall have been issued and adequate reserves established;

(e) Licenses, sublicenses, leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Borrowers or any Subsidiary thereof and in each case not securing Indebtedness;

(f) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;
(g) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(h) Liens on property acquired in an Acquisition permitted by Section 8.3(c) so long as such Lien only attaches to such property (and any replacements of such Liens applicable solely to such property), provided, that such Lien shall not have been incurred in contemplation of such Acquisition and such Lien secures Indebtedness permitted under clause (h) of subsection 8.1.1;

(i) Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;

(j) Liens incurred by any Loan Party or its  Subsidiaries consisting of good faith deposits required in connection with any Investment permitted under Section 8.3, prepayments and security deposits in connection with leases, subleases, licenses, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by the applicable Loan Party or Subsidiary of a Loan Party in the ordinary course of business and not required as a result of any breach of any agreement or default in payment of any obligation;

(k) Liens on property, and only such property, which is the subject of an unconsummated asset purchase agreement in connection with an asset disposition permitted hereunder, which Liens arise solely under Article 2 of the UCC and secure the obligation of a Loan Party or any  Subsidiary of a Loan Party under such agreement;

(l) Liens securing Indebtedness (not in default) described in clause (g) of Subsection 8.1.1, but only to the extent such Indebtedness is either purchase money indebtedness, operating lease  or Capital Lease obligations, provided, however, that such Liens shall encumber only the property acquired with the proceeds of such Indebtedness or subject to any such operating lease or Capital Leases; and

(m) other Liens not otherwise permitted by clauses (a) through (l) above securing Indebtedness permitted pursuant to Section 8.1.1 above and in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

8.2.2. Limitation on Negative Pledge.  The Borrowers shall not permit or suffer to exist any negative pledge covenant or agreement similar to that contained in Section 8.2.1 of this Agreement, restricting the rights of the Borrowers for the benefit of any Person other than the Lender.

8.3. Investments and Acquisitions.

Absent the prior written consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed), neither the Borrowers nor any Subsidiary of the Borrowers shall directly or indirectly, make or permit to exist or enter into any agreement or make any Investment or make any Acquisition, except:

(a) Investments existing as of the Closing Date;

(b) the Borrowers or any such Subsidiary may purchase marketable securities, marketable debt instruments, and marketable mutual funds, financial assets and investment property, which in each case are traded in public exchanges or markets and for which there are quoted prices;

(c) Acquisitions, provided,  however, that no single Acquisition shall require payment by the Borrowers and/or any of their Subsidiaries (in the aggregate) of total consideration (including debt assumption) in excess of Thirty-Five Million Dollars ($35,000,000.00) nor shall all Acquisitions by the Borrowers and any of their Subsidiaries (occurring after the Closing Date and in the aggregate) require payment of total consideration (including debt assumption) in excess of Seventy Million Dollars ($70,000,000.00);

(d) Investments by any Loan Party in any other Loan Party;

(e) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 8.3(c);
(f) Investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(g) Investments consisting of notes receivables of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(h) (i) bank deposits and Investments in securities accounts in the ordinary course of business, (ii) accounts receivables owing if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (iii) endorsement of negotiable instruments held for collection in the ordinary course of business, and (iv) lease, utility, pledges and other similar deposits in the ordinary course of business;

(i) Capital Expenditures;
(j) loans or advances to employees, directors and officers in the ordinary course of business; and
(k) other Investments not to exceed $1,000,000 in the aggregate at any time outstanding.
8.4. Transactions with Affiliates.

Neither the Borrowers nor any Subsidiary thereof, on the one hand, will, directly or indirectly, engage in any transaction with any Affiliate of the Borrowers or of any Subsidiary, (but exclusive of the Borrowers or any Subsidiary, itself), on the other hand, on terms that are less favorable to the Borrowers or such Subsidiary, as the case may be, than those which might be obtained at the time from Persons which are not affiliated other than:

(a) any issuances of awards or grants of equity securities, stock options, and stock ownership plans, or loans or advances to employees, officers or directors relating to the purchase of shares of stock of the Loan Parties pursuant to employee stock purchase plans or agreements; and

(b) loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business.
8.5. Sales or Other Dispositions of Assets, Etc.

Neither the Borrowers nor any Subsidiary of the Borrowers will, absent the Lender's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), directly or indirectly:  (a) consolidate with or merge into any other Person other than another Loan Party; (b) sell, lease, abandon or otherwise transfer or dispose of any substantial amount of its assets or property, or sell, lease, abandon or otherwise transfer or dispose of any of its assets or property of any nature except in each case in the ordinary course of its business or to another Loan Party; or (c) enter into any agreement to do any transaction prohibited by the terms of this Section 8.5, in each case other than:

(i) transfers of property subject to casualty or condemnation proceeding (including in lieu thereof);

(ii) the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrowers, are no longer used or useful to the business of any Loan Party and its Subsidiaries; and

(iii) issuances and sales of stock by the Loan Parties and their Subsidiaries to the extent not prohibited hereunder.
8.6. Management; Control.

Neither the Borrowers nor any Subsidiary of the Borrowers shall (a) enter into any management agreement with any Person that gives such Person the right to manage any business owned by the Borrowers or such Subsidiary, (b) directly or indirectly pay or accrue to an entity any sum or property for fees for management or similar services rendered in connection with the operation of a business, or (c) undergo a Change in Control.

8.7. Compliance with Federal Reserve Regulations.

Neither the Borrowers nor any Subsidiary of the Borrowers will directly or indirectly, take or permit to be taken any action which would result in the Loans or the carrying out of any of the other transactions contemplated by this Agreement, being violative of Regulation U (12 C.F.R. 221, as amended) or of Regulation T (12 C.F.R. 220, as amended) or of Regulation X (12 C.F.R. 224, as amended) or any other regulation of the Board of Governors of the Federal Reserve System.

8.8. Limitations on Restrictive Covenants.

Neither the Borrowers nor any Subsidiary of the Borrowers will enter into any agreements which provide for, or otherwise place any restriction, directly or indirectly, on (a) the right or ability of the Borrowers or any such Subsidiary to create or suffer to exist any Liens (other than Permitted Liens) or (b) the right or ability of any such Subsidiary to pay dividends or make other payments to the Borrowers or other Subsidiaries of the Borrowers.

8.9. Environmental Matters.

Neither the Borrowers nor any Subsidiary of the Borrowers shall (a) use or permit any Person to use any of the real property owned or occupied by the Borrowers or any such Subsidiary for the purposes of treating, producing, handling, transferring, processing, transporting, disposing, storing or otherwise causing or threatening a Release of Hazardous Substances, in violation of any Environmental Laws, (b) cause or knowingly permit to exist as the result of an intentional or unintentional action or omission on the part of the Borrowers or any such Subsidiary or any other Person who occupies any real property owned or occupied by the Borrowers or any such Subsidiary, a Release from, about, under or on any real property owned or occupied by Borrowers or such Subsidiary of any Hazardous Substance except in the normal course of the Permitted Business activities of the Borrowers or applicable Subsidiary and in full compliance with all Environmental Law, or (c) cause, contribute to or become potentially liable for a Release or threat of a Release of Hazardous Substances at any site or property listed or proposed for listing on the National Priorities List under CERCLA, or the Comprehensive Environmental Response, Compensation and Liability Information System List or on any similar state or foreign list of sites targeted for or requiring investigation or Remedial Action.

8.10. ERISA.

Each of the Borrowers and the Subsidiaries thereof will not, and will not permit any of its ERISA Affiliates or any employees of Borrowers, the Subsidiaries thereof or any ERISA Affiliate who are fiduciaries with respect to an employee benefit plan as defined in Section 3(3) of ERISA to, take any of the following actions or permit any of the following events to occur if such action or event could cause the Borrowers, any Subsidiary thereof or any ERISA Affiliates of any of the foregoing to be liable for any material tax, penalty, or other liability:

(a) engage in any transaction in connection with which the Borrowers, any Subsidiary thereof or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

(b) terminate any Employee Pension Plan in a manner, or take any other action or fail to take any action, which could result in any liability of Borrowers or any ERISA Affiliate to the PBGC other than required nondelinquent premium payments;

(c) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrowers, any Subsidiary thereof or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any Accumulated Funding Deficiency, whether or not waived, with respect to any Employee Pension Plan;

(d) fail to comply with the requirements of COBRA or HIPAA;
(e) withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of a material Withdrawal Liability; or

(f) fail to comply with the reporting and disclosure requirements of ERISA if such failure could result in the assessment of a material civil penalty by the Secretary of Labor under §502(c) of ERISA; or

(g) fail to operate each Plan in all material respects in compliance with the requirements of the Code and ERISA and the terms of each Plan if such failure could result in disqualification of such Plan or in payment of a material monetary sanction to the Internal Revenue Service under its Closing Agreement Program.

As used in this Section, "material" shall mean an amount in excess of $2,000,000.

8.11. Sale and Leaseback.

The Borrowers shall not, absent the Lender's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back such property (each a "Sale-Leaseback"), other than Sale-Leasebacks in an amount not to exceed $30,000,000 in the aggregate at any time outstanding.

8.12. Limitations on Changes in Lines of Business.

Neither the Borrowers nor any Subsidiary shall engage in any business other than a Permitted Business.

Article 9 EVENTS OF DEFAULT
9.1. Events of Default.

"Event of Default" wherever used herein means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary and whether it shall be by action or inaction, by operation of law, pursuant to a court order or any rule or regulation of any administrative or governmental instrumentality otherwise):

9.1.1. Failure to Pay Principal.  If the Borrowers shall fail to make any payment of the principal of any Loan on the date when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise; or

9.1.2. Failure to Pay Interest, Fees and Other Amounts.  If the Borrowers shall fail to make any payment of interest on any Loan or Unused Fees or any other amounts owing hereunder (other than principal of the Loans) on the dates when such interest, Unused Fees or other amounts shall become due and payable and such failure shall continue for three (3) days after the date when such amount was due and payable; or

9.1.3. Cross-Default.

(a) If the Borrowers or any Subsidiary thereof shall default (as payor or guarantor or other surety) in the payment of any principal of or premium or interest on or any other amount due in respect of any Indebtedness (other than the obligations under the Loan Documents), including, without limitation, any direct or contingent reimbursement obligations arising on account of the issuance of a letter of credit, and the underlying obligation with respect to which a default has occurred aggregates Ten Million-Dollars ($10,000,000.00) or more or could result in a required payment of Ten Million Dollars ($10,000,000.00) or more and such default, event or condition shall continue for more than the period of grace, if any, specified in the relevant agreement or instrument and shall not have been waived pursuant thereto or which are being contested in good faith by appropriate proceedings; or if any event shall occur or condition shall exist which would permit, or shall have caused, the acceleration of the payment, time for payment or maturity of any of the foregoing obligations, and such default, event or condition shall continue for more than the period of grace, if any, specified in the relevant agreement or instrument and shall not have been waived pursuant thereto or which are being contested in good faith by appropriate proceedings; or

(b) If the Borrowers or any Subsidiary of the Borrowers shall default in a payment or performance of any obligation (except obligations which are covered in Subsections 9.1.1, 9.1.2 or clause (a) of this Subsection 9.1.3) under any contract or agreement, whether now or hereafter incurred, which default (singly, or together with any other such defaults in a 12 month period) could result in a required payment of Ten Million Dollars ($10,000,000.00) or more, and such default (or defaults) shall continue for more than the period of grace, if any, specified in the contract or agreement, and such default shall not have been waived pursuant to the terms thereof or which are being contested in good faith by appropriate proceedings; or

9.1.4. Representations and Warranties Untrue.  If any representation or warranty made by the Borrowers or any other Loan Party in this Agreement or in any other Loan Document shall be false or misleading in any material respect when made or deemed made; or

9.1.5. Covenant Defaults.

(a) If there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any of Subsection 5.2.2 or 5.2.3, Article 6, Section 7.1, 7.3, 7.4, 7.8 or Article 8; or if there shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any of Section 5.1, Section 5.2, Section 7.5, or 7.10 which shall continue unremedied for a period of fifteen (15) days; or

(b) If there shall occur any default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement other than as provided in Subsections 9.1.1, 9.1.2 or 9.1.5(a) and, if capable of being remedied, such default shall continue unremedied for a period of thirty (30) days; or

9.1.6. Invalidity or Noncompliance With Loan Documents.  If any of the Loan Parties shall fail to perform any of its obligations under any of the Loan Documents (other than as set forth in Section 9.1.5 above) (after taking into account any applicable cure period set forth in such agreements), or if the validity of this Agreement or any of the other Loan Documents shall have been challenged or disaffirmed by or on behalf of any of the Loan Parties or if any of the Loan Documents shall cease to be in full force and effect (other than pursuant to its terms); or

9.1.7. Judgment.  One or more judgments for the payment of money in excess of Ten Million Dollars ($10,000,000.00) in the aggregate shall be rendered against the Borrowers, any Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain unbonded, unsatisfied, unvacated, undischarged or unpaid for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrowers or any Subsidiary to enforce any such judgment and such action shall not be stayed; or

9.1.8. Insolvency, Bankruptcy, Etc.  If the Borrowers or any Subsidiary of the Borrowers shall suspend or discontinue its business; if the Borrowers or any Subsidiary of the Borrowers shall make an assignment for the benefit of creditors or a composition with creditors, shall generally not be paying its debts as they mature, shall admit its inability to pay its debts as they mature, shall file a petition in bankruptcy, shall become insolvent (howsoever such insolvency may be evidenced), shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall be commenced against the Borrowers, or any Subsidiary of the Borrowers, any such proceeding and the same shall not be dismissed within sixty (60) days or an order, judgment or decree approving the petition in any such proceeding shall be entered against the Borrowers or any Subsidiary of the Borrowers; or if the Borrowers or any Subsidiary of the Borrowers shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or any appointment of any receiver, custodian, liquidator or trustee of or for it or for any substantial part of its property or assets, or shall suffer the appointment of any receiver, liquidator or trustee, or shall take any corporate action for the purpose of effecting any of the foregoing; or if any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding and the same shall not be dismissed within sixty (60) days or if a receiver or a trustee or other officer or representative of a court or of creditors, or if any court, governmental office or agency, shall, under color of legal authority, take and hold possession of any substantial part of the property or assets of the Borrowers or any Subsidiary of the Borrowers and shall not have relinquished possession within sixty (60) days, or if the Borrowers or any Subsidiary of the Borrowers shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or if the Borrowers or any Subsidiary of the Borrowers shall have made any transfer of its property to or for the benefit of a creditor which constitutes a preferential transfer under any bankruptcy or similar law, or if the Borrowers or any Subsidiary of the Borrowers shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint; or

9.1.9. Change of Control. If there shall occur a Change of Control.
9.2. Acceleration; Remedies.

9.2.1. General Remedies.  Upon the occurrence of any event described in Subsection 9.1.8 (Insolvency, Bankruptcy, Etc.), the entire unpaid principal balance of the Note, and interest accrued and premium, if any, thereon, and any unpaid accrued Unused Fees and all other amounts payable hereunder and under the other Loan Documents, shall be immediately due and payable by the Borrowers and the Commitment shall terminate.  Such principal and interest, premium and fees shall thereupon become and be immediately due and payable without presentation, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Borrowers.  Upon the occurrence of any other Event of Default, or at any time thereafter, if any Event of Default shall then be continuing, the Lender may, by written notice to the Borrowers, declare the entire unpaid principal balance of the Note, and interest accrued and premium, if any, thereon and any unpaid accrued Unused Fees and all other amounts payable hereunder and under the other Loan Documents, to be immediately due and payable by the Borrowers and/or may terminate the Commitment.  Such principal and interest, premium, fees and other amounts shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest or other notice of dishonor or other notice of any kind, all of which are hereby expressly waived by the Borrowers.  In the event of any such acceleration, the Lender (acting directly or through the appointment of one or more trustees or agents of Lender's choosing) may proceed to protect and enforce its rights under the Loan Documents in any manner or order it deems expedient without regard to any equitable principles of marshalling or otherwise.

9.2.2. Equitable Remedies.  It is agreed that, in addition to all other rights hereunder or under law, the Lender shall have the right to institute proceedings in equity for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by law or otherwise.

9.2.3. Remedies Cumulative.  All rights and remedies given by this Agreement, the Note and the other Loan Documents are cumulative and not exclusive of any of such rights or remedies or of any other rights or remedies available to the Lender, and no course of dealing between the Borrowers and/or any Subsidiary thereof, on the one hand, and the Lender, on the other hand, or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by the Lender.

Article 10 MISCELLANEOUS
10.1. Notices.

(a) All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made (i) two days after deposited in the United States mail, postage prepaid, (ii) on the next Business Day after it is sent by courier system providing for receipt of delivery, (iii) when sent, if sent by telecopy before 4:00 p.m.  on a Business Day (or the next Business Day if sent after 4:00 p.m. or on a day other than a Business Day), with confirmation of completed transmission, or (iv) via electronic communication in accordance with Subsection 10.1(b) below, addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

The Borrowers:

Weis Markets, Inc.

Dutch Valley Food Company, LLC

West Transportation, LLC

WMK Financing, Inc.

1000 South Second Street

P.O. Box 471

Sunbury, PA 17801-0471

Fax: 570.286.18089

Email: sfrost@weismarkets.com

Attention: Scott F. Frost, Senior Vice President, Chief Financial Officer and Treasurer

with a copy to:

Pepper Hamilton LLP

Hercules Plaza, Suite 5100

1313 Market Street

P.O. Box 1709

Wilmington, DE  19899-1709

Fax - 302.421.8390

Email - eckmanr@pepperlaw.com

Attention: Richard P. Eckman, Esquire

Lender:

Wells Fargo Bank, N.A.

214 Senate Avenue

Camp Hill, PA  17011

Fax: 717.730.3396

Email: brad.a.hilbish@wellsfargo.com

Attention: Brad Hilbish, Vice President

with a copy to:

Barley Snyder LLP

50 North Fifth Street, 2nd Fl.

P.O. Box 942

Reading, PA 19603

Fax: (610) 376-5243

Email: tdietrich@barley.com

Attention: Timothy G. Dietrich, Esquire

(b) Electronic Communications.  The Lender or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website including, without limitation, the SEC's EDGAR website (when notice by website posting is permitted by Section 5.1.4 above), shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.2. Duration; Survival.

All representations and warranties of the Borrowers and other Loan Parties contained in the Loan Documents shall survive the making of the Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Lender, the making of the Loans, or payment in full of the Loans.

10.3. No Implied Waiver.

No failure or delay on the part of the Lender in exercising any right, power or privilege under any or all of the Loan Documents and no course of dealing between the Borrowers and/or and the Lender shall operate as a waiver of any such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege under the Loan Documents preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies expressly provided in the Loan Documents are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.  No notice to or demand on the Borrowers or any other Loan Party in any case shall entitle the Borrowers or any other Loan Party to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the Lender to take any other or further action in any circumstances without notice or demand.

10.4. Entire Agreement and Amendments.

10.4.1. Entire Agreement.  This Agreement and the other Loan Documents represent the entire agreement between the parties to this Agreement with respect to the Commitment, the Loans and the transactions contemplated under the Loan Documents and, except as expressly provided in the Loan Documents, shall not be affected by reference to any other documents.

10.4.2. Amendments; Waivers.  Any term, covenant, agreement or condition of any Loan Document to which the Lender is a party may be amended, and any right under the Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by the Lender and the Borrowers.

10.5. Successors and Assigns.

10.5.1. Assignments by the Borrower.  Without the prior written consent of the Lender, the Borrowers may not assign any of their rights or delegate any of their duties or obligations under this Agreement or the other Loan Documents.

10.5.2. Participation.  The Lender may sell participations to one or more Eligible Institutions of all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment) and if no Event of Default exists, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed); provided,  however, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) all amounts payable by the Borrowers under this Agreement shall be determined as if the Lender had not sold such participation and no participant shall be entitled to receive any greater amount pursuant to this Agreement than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such participant had no such transfer occurred, (iv) each such participation shall be of a constant, and not a varying, percentage of all the Lender's interests, rights and obligations under this Agreement, (v) such participant shall agree to be bound by the provisions of this Agreement and the other Loan Documents, and (vi) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement, and the Lender shall retain the sole right and responsibility vis-a-vis the Borrowers to enforce the obligations of the Borrowers relating to the Loans including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement.

10.6. Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.

10.7. Governing Law.

This Agreement and the rights and obligations of the parties under this Agreement and under the Loan Documents shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania.

10.8. Holidays.

Except as otherwise provided herein, whenever any payment to be made under the Loan Documents shall become due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

10.9. Counterparts.

The Loan Documents and any notice or communication under the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.  Delivery via electronic communications pursuant to Section 10.1(b) above of a photocopy, telecopy portable document format (PDF) electronic data version of an executed counterpart of a signature page to any Loan Document shall be effective as delivery of a manually executed counterpart of such Loan Document.

10.10. Maximum Lawful Interest Rate.

Notwithstanding any provision contained in this Agreement or the Note, the total liability of the Borrowers for payment of interest pursuant to this Agreement and the Note shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from the Borrowers, and if any payments by the Borrowers include interest in excess of such a maximum amount, each Lender shall apply such excess to the reduction of the unpaid principal amount due pursuant to this Agreement and the Note, or if none is due, such excess shall be refunded to the Borrowers.

10.11. Set-off.

The Borrowers and each Subsidiary thereof hereby pledge and give to the Lender a lien and security interest for the amount of the Obligations owing to the Lender under the Loan Documents upon and in the balance of any account maintained by the Borrowers or any such Subsidiary with the Lender or any other liability of the Lender to such Subsidiary or the Borrowers.  Upon the occurrence of and throughout the period in which there is continuing an Event of Default, in such Lender's sole option, at any time and from time to time, the Borrowers and each Subsidiary thereof hereby authorizes the Lender to apply any such deposit balances now or hereafter in the possession of the Lender and/or a credit in the amount of any such other liability to the payment of the Obligations owing to the Lender under the Loan Documents.  The provisions of this Section 10.11 shall not be deemed or construed to limit rights of set-off or liens or similar rights which the Lender may otherwise have by reason of applicable law or otherwise.

10.12. Severability.

Every provision of this Agreement and each of the other Loan Documents is intended to be severable, and if any term or provision of this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

10.13. Non-Merger of Remedies.

It is the intention of the parties hereto that the covenants and obligations of the Borrowers and their Subsidiaries and the rights and remedies of the Lender hereunder and under the other Loan Documents shall not merge with or be extinguished by the entry of judgment hereunder or thereunder, and such covenants, obligations, rights and remedies shall survive any entry of judgment until payment in full of the Loans (other than contingent indemnification obligations).  All Obligations under the Loan Documents shall continue to apply with respect to and during the collection of amounts due under the Loan Documents or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms of this Agreement or of any rights under this Agreement or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings.  Without limiting the generality of the foregoing, post-judgment interest rate shall be the interest rate provided herein.

10.14. Payment and Reimbursement of Costs and Expenses; Indemnification.

Whether or not any fundings are made under this Agreement, the Borrowers shall unconditionally upon demand, pay or reimburse the Lender for, and indemnify and save the

Lender and its Affiliates, officers, directors, employees, agents, attorneys, shareholders and consultants (collectively, "Indemnitees") harmless against, any and all liabilities, losses, costs, expenses, claims and/or charges (including, without limitation, reasonable and documented, out of pocket fees and disbursements of legal counsel, accountants, investigators and other experts) imposed on, incurred by or asserted against such Indemnitees and arising out of, relating to or connected with:  (a) the negotiation, preparation, execution and delivery of the Loan Documents and any waiver, amendment or consent under or with respect to any of the Loan Documents whether or not executed, (b) consulting with respect to any matter in any way arising out of, related to, or connected with, the Loan Documents, including (i) the protection, preservation, exercise or enforcement of any of the rights of the Lender in, under or related to the Loan Documents or (ii) the performance of any of the obligations of the Lender under or related to the Loan Documents, (c) protecting, preserving, exercising or enforcing any of the rights of the Lender in, under or related to the Loan Documents, (d) all transfer, documentary, stamp and similar taxes, and all recording and filing fees and taxes payable in connection with, arising out of, or in any way related to, the execution, delivery and performance of the Loan Documents or the making of the Loans; and (e) commissions or claims by or on behalf of brokers, finders or agents not retained by the Lender provided, however, with respect to liabilities, losses, costs, expenses, claims and/or charges referred to in clauses (a) through (d) above to the extent that they are imposed on, incurred by or asserted against the Lender, the indemnification of such Lender pursuant to this Section 10.14 shall be limited to amounts that accrue after the occurrence of an Event of Default and provided, further, that, unless an Event of Default shall have occurred and be continuing, the Borrowers shall not be responsible for any costs or expenses (including legal fees) in connection with the assignment or participation of any interests by the Lender hereunder.

Without limiting the generality of the foregoing, the Borrowers hereby indemnify and agree to defend and hold harmless each Indemnitee from and against any and all claims, actions, causes of action, liabilities, penalties, fines, damages, judgments, losses, suits, expenses, legal or administrative proceedings, interest, reasonable and documented out of pocket costs and expenses (including court costs and attorneys', consultants' and experts' fees) arising out of or in any way relating to:  (i) the use, handling, management, production, treatment, processing, storage, transfer, transportation, disposal, Release or threat of Release of any Hazardous Substance by or on behalf of, Borrowers or any Subsidiary thereof; (ii) the presence of Hazardous Substances on, about, beneath or arising from any premises owned or occupied by the Borrowers or any Subsidiary thereof (herein collectively, the "Premises"); (iii) the failure of Borrowers or any of their Subsidiaries or Affiliates or any occupant of any Premises to comply with the Environmental Laws; (iv) Borrowers' breach of any of the representations, warranties and covenants contained herein or in any Loan Documents; (v) Regulatory Actions (as hereinafter defined) and Third Party Claims (as hereinafter defined); or (vi) the imposition or recording of a Lien against any property of Borrowers, their Affiliates and Subsidiaries in connection with any Release at, on or from any Premises or any activities undertaken on or occurring at such property, or arising from such property or pursuant to any Environmental Law.  Borrowers' indemnity and defense obligations under this section shall include, without limitation and whether foreseeable or unforeseeable, any and all costs related to any Remedial Action.  "Regulatory Action" means any notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, consent decree, action, litigation or proceeding brought or instituted by any governmental authority under or in connection with any

Environmental Law involving the Borrowers any Subsidiary of the Borrowers, or any occupant of any of the Premises or involving any of the Premises or any activities undertaken on or occurring at any Premises.  "Third Party Claims" means claims by a party (other than a party to this Agreement and other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to Hazardous Substances on, about, beneath or arising from any premises of Borrowers, their Affiliates or Subsidiaries or in any way related to any alleged violation of any Environmental Laws or any activities undertaken on or occurring at any premises of Borrowers, their Affiliates or Subsidiaries.

The indemnities contained herein shall survive repayment of the Loans and satisfaction, release, and discharge of the Loan Documents, whether through full payment of the Loans, foreclosure, deed in lieu of foreclosure or otherwise.

The foregoing amounts are in addition to any other amounts which may be due and payable to the Lender under this Agreement.  A certification by the Lender hereunder of the amount of liabilities, losses, costs, expenses, claims and/or charges shall be conclusive, absent manifest error.  Notwithstanding the foregoing, the Borrowers shall not be required to indemnify any Indemnitee with respect to a claim or liability that arises as the result of the gross negligence or willful misconduct of such Indemnitee.

10.15. Reserved.
10.16. Consent to Jurisdiction, Service and Venue; Waiver of Jury Trial.

(a) With respect to any matters which may be heard before a court of competent jurisdiction under paragraph (c) of the preceding Section 10.15), the Borrowers and their Subsidiaries hereby consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania or of any federal court located in such state, waive personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Borrowers or such Subsidiaries at the address provided for in Section 10.1 and service so made shall be deemed to be completed upon actual receipt.  The Borrowers and their Subsidiaries hereby waive the right to contest the jurisdiction and venue of the courts located in the Commonwealth of Pennsylvania on the ground of inconvenience or otherwise and, further, waive any right to bring any action or proceeding against the Lender in any court outside the Commonwealth of Pennsylvania.  The provisions of this Section 10.16 shall not limit or otherwise affect the right of the Lender to institute and conduct an action in any other appropriate manner, jurisdiction or court.

(b) NEITHER THE LENDER NOR ANY SUBSIDIARY OF THE BORROWERS NOR THE BORROWERS NOR ANY OTHER PERSON LIABLE FOR THE INDEBTEDNESS TO THE LENDER REFERRED TO IN THE LOAN DOCUMENTS, NOR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF THE FOREGOING SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT OR ANY GUARANTY RELATING TO SUCH INDEBTEDNESS OR THE RELATIONSHIP BETWEEN OR AMONG SUCH PERSONS OR ANY OF THEM.  NEITHER THE LENDER NOR ANY SUBSIDIARY OF THE BORROWERS NOR THE BORROWERS NOR ANY

OTHER PERSON WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

(c) EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY ARBITRATION OR OTHER LITIGATION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NEITHER THE LENDER NOR ANY REPRESENTATIVE OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.  THE PROVISIONS OF THIS SECTION 10.16 HAVE BEEN FULLY DISCLOSED TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

10.17. Foreign Assets Control Regulations, Etc.

(a) Neither the Borrowers nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury ("OFAC") (an "OFAC Listed Person"), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act ("CISADA") or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, "U.S. Economic Sanctions") (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a "Blocked Person").  Neither the Borrowers nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S.  Economic Sanctions.

(b) No part of the proceeds from the sale of the Note hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Borrowers or any Controlled Entity directly or indirectly (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S.  Economic Sanctions.

(c) Neither the Borrowers nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, "Anti-Money Laundering Laws") or any U.S. Economic Sanctions violations, (ii) to the Borrowers' actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S.  Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  The Borrowers and their Subsidiaries have established procedures and controls which they reasonably believe are adequate (and otherwise comply with applicable law) to ensure that the Borrowers and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S.  Economic Sanctions.

(d) (1) Neither the Borrowers nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in the U.S. including but not limited to, the U.S. Foreign Corrupt Practices Act (collectively, "Anti-Corruption Laws"), (ii) to the Borrowers' Knowledge after making due inquiry, is under investigation by any U.S.  or non-U.S.  Governmental Authority for possible violation of Anti-Corruption Laws, or (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws.

(2) To the Borrowers' actual Knowledge after making due inquiry, neither the Borrower, nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official's lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder of the Note to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the sale of the Note hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Borrowers and their Subsidiaries have established procedures and controls which each reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Borrowers and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

10.18. Terrorism Sanctions Regulations.

The Borrowers will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any purchaser or holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any purchaser or holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

10.19. Joint and Several Liability.

(a) Each Borrower has determined and represents to Lender that it has a legitimate business purpose for obtaining the Line of Credit and it is in its best interests to induce Lender to extend credit pursuant to this Agreement.  Each Borrower acknowledges and represents that its business is related to the business of every other Borrower hereunder, and all commitments, advances and other credit extensions under this Agreement will individually and collectively benefit each Borrower hereunder.

(b) Each Borrower has determined and represents to Lender that it is, and after giving effect to the transactions contemplated by this Agreement will be, Solvent, after giving effect to any available rights of contribution or subrogation.

(c) Each Borrower agrees that it is jointly and severally and unconditionally liable to Lender for, and will pay to Lender when due, the full amount of all existing and future Indebtedness arising in connection with the Line of Credit extended under this Agreement, and all modifications, extensions and renewals thereto, including without limitation all principal and interest, and all fees, costs and expenses chargeable to each Borrower individually or collectively in connection with the Line of Credit.  These Obligations shall be in addition to any other Obligations of any Borrower under any other agreement with Lender entered into before or after the date of this Agreement, unless such other agreement is expressly modified or revoked in writing, and this Agreement shall not affect or invalidate the terms of any such other agreement, unless otherwise expressly provided herein.

(d) The liability of a Borrower for Indebtedness hereunder shall be reinstated and revived and the rights of Lender shall continue if and to the extent that for any reason any amount at any time paid on account of any facility under this Agreement by any Borrower or any other person or entity is rescinded or must otherwise be restored by Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(e) Each Borrower authorizes Lender, without notice to or demand on such Borrower, and without affecting such Borrowers' liability for Indebtedness incurred under the Line of Credit extended under this Agreement, from time to time to: (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the indebtedness of any other Borrower to Lender on account of any such facilities; (ii) take and hold security from any other Borrower for the payment of Indebtedness incurred under the Line of Credit extended under this Agreement, and exchange, enforce, waive, subordinate or release any such security; (iii) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage, or deed of trust, as Lender in its discretion may determine; (iv) release or substitute any one or more of the endorsers or any guarantors of any facility hereunder, or any other party obligated thereon; and (v) apply payments received by Lender from any other Borrower to indebtedness of such other Borrower to Lender other than to the Line of Credit extended under this Agreement.

(f) Each Borrower represents and warrants to Lender that it has established adequate means of obtaining from every other Borrower on a continuing basis financial and other information relating to the financial condition of every other Borrower, and each Borrower agrees to keep adequately informed by such means of any facts, events or circumstances which might in any way affect its risks hereunder.  Each Borrower further agrees that Lender shall have no obligation to disclose to it any information or material about any other Borrower which is obtained by Lender in any manner.

(g) Each Borrower waives any right to require Lender to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security held from any other Borrower or any other person; (iii) pursue any other remedy in Lender's power; (iv) apply payments received by Lender from any other Borrower to the Line of Credit extended under this Agreement; (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of any kind, including without limitation, any notice of nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration; or (vi) set off against the indebtedness the fair value of any real or personal property given as collateral for the indebtedness (whether such right of setoff arises under statute or otherwise).  In addition to the foregoing, each Borrower specifically waives any statutory right it might have to require Lender to proceed against other Borrowers or any collateral (if any) that secures the indebtedness.

(h) Each Borrower waives to the extent permitted by applicable law any defense to its liability for repaying the Line of Credit extended under this Agreement based upon or arising by reason of: (i) any disability or other defense of any other Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of any other Borrower for the facility extended under this Agreement; (iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other Borrower or any defect in the formation of any other Borrower; (iv) the application by any other Borrower of the proceeds of the Line of Credit extended under this Agreement for purposes other than the purposes intended or understood by Lender or each other Borrower; (v) any act or omission by Lender which directly or indirectly results in or aids the discharge of any other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Lender against any other Borrower; (vi) any impairment of the value of any interest in any security (if any) for the Line of Credit extended under this Agreement, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the Indebtedness of any other Borrower for the Line of Credit extended under this Agreement, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any Borrower for the Line of Credit extended under this Agreement, including increase or decrease of the rate of interest thereon.

(i) Until the Line of Credit extended under this Agreement and all Indebtedness arising under or in connection with this Agreement shall have been paid in full (other than contingent indemnification obligations), no Borrower shall have any right of subrogation.  Each Borrower waives all rights and defenses it may have arising out of (i) any election of remedies by Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for the Line of Credit extended under this Agreement, destroys its rights of subrogation or its rights to proceed against any other Borrower for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Borrowers' indebtedness for the Line of Credit extended under this Agreement, whether by operation of law, or otherwise, including any rights Borrower may have to claim a fair market credit with respect to a deficiency or have a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness, and each Borrower waives any right such Borrower may have under any "one-action" rule.  Each Borrower further waives the benefit of any homestead, exemption or other similar laws.

(j) Until all Indebtedness of each Borrower to Lender arising under or in connection with this Agreement shall have been paid in full (other than contingent indemnification obligations), each Borrower waives any right to enforce any remedy which Lender now has or may hereafter have against any other Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Lender (if any).  To the fullest extent permitted by applicable law, each Borrower waives all rights of a surety and the benefits of any applicable suretyship law, statute or regulation, and without limiting any of the waivers set forth herein, each Borrower further waives any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to such Borrower.

(k) Notwithstanding any other provisions set forth herein, each Borrower agrees that whenever an Officer's Compliance Certificate is required or permitted to be submitted to the Lender under the terms of this Agreement, such Officer's Compliance Certificate may be prepared, executed and submitted to the Lender by the chief financial officer or other authorized officer of Weis Markets, Inc. on behalf of (and to be binding upon) each and all of the Borrowers and the Lender agrees to accept as properly executed the submission of a Certificate executed solely by such officer on behalf of all of the Borrowers.

[THREE SIGNATURE PAGES FOLLOW]

[PAGE 58 INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Revolving Credit Agreement to be duly executed by their respective, duly authorized officers as of the date first above written.

BORROWER:

WEIS MARKETS, INC.

By: _________________________

Name:Scott F. Frost

Title: Senior Vice President, Chief Financial Officer and Treasurer

BORROWER:

DUTCH VALLEY FOOD COMPANY, LLC

By: __________________________

Name:Scott F. Frost

Title: Senior Vice President, Chief Financial Officer and Treasurer

BORROWER:

WEIS TRANSPORTATION, LLC

By: ____________________________

Name:Scott F. Frost

Title: Senior Vice President, Chief Financial Officer and Treasurer

[Borrower signature page one of two to Revolving Credit Agreement between Weis Markets, Inc., Dutch Valley Food Company, LLC, Weis Transportation, LLC and WMK Financing, Inc. and Wells Fargo Bank, National Association dated effective September 1, 2016.]

BORROWER:

WMK FINANCING, INC.

By: __________________________

Name:Lisa M. Oakes

Title: President, Treasurer and Secretary

[Borrower signature page two of two to Revolving Credit Agreement between Weis Markets, Inc., Dutch Valley Food Company, LLC, Weis Transportation, LLC and WMK Financing, Inc. and Wells Fargo Bank, National Association dated effective September 1, 2016.]

LENDER:

WELLS FARGO BANK,

NATIONAL ASSOCIATION

By: __________________________

Name:Brad Hilbish

Title:Vice President

[Lender signature page one of one to Revolving Credit Agreement between Weis Markets, Inc., Dutch Valley Food Company, LLC, Weis Transportation, LLC and WMK Financing, Inc. and Wells Fargo Bank, National Association dated effective September 1, 2016.]